The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-117358

SUBJECT TO COMPLETION, DATED JULY 28, 2005

PROSPECTUS  SUPPLEMENT

(To Prospectus dated August 2, 2004)

11,000,000 Shares

Common Stock

$             per share

We are selling 11,000,000 shares of our common stock. We have granted the underwriters an option to purchase up to 1,650,000 additional shares of common stock to cover over-allotments.

Our common stock is quoted on the Nasdaq National Market under the symbol “PLUG.” The last reported sale price of our common stock as reported on July 27, 2005 was $7.09 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Plug Power Inc. (before expenses)	$	$

The underwriters expect to deliver the shares to purchasers on or about                     , 2005.

  Sole Book-Runner

Citigroup

Stephens Inc.

                    , 2005

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, including the documents incorporated herein by reference, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering of shares of our common stock in two separate documents: (a) this prospectus supplement, which describes the specific details regarding this offering, and (b) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. This prospectus supplement may add to, update or change information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement will apply and supersede the information in the accompanying prospectus. It is important for you to read and carefully consider all information contained in this prospectus supplement and the accompanying prospectus. You should also read and carefully consider the information in the documents we have referred you to in “Documents Incorporated by Reference.”

Information that we file with the Securities and Exchange Commission, or SEC, subsequent to the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed in the accompanying prospectus and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we issue all of the securities offered pursuant to this prospectus supplement and the accompanying prospectus. See “Where You Can Find Additional Information” in the accompanying prospectus.

Unless the context otherwise requires, all references to “we,” “us,” “our,” “our Company,” “Plug Power,” or similar expressions in this prospectus supplement refer collectively to Plug Power Inc., a Delaware corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before making an investment decision. You should read this entire prospectus supplement, the accompanying prospectus, including the “Risk Factors” section, and the documents incorporated by reference carefully before deciding whether to invest in our common stock.

Our Company

We are a development stage enterprise involved in the design, development, manufacture and sale of on-site energy systems for commercial and residential energy consumers worldwide. We are focused on a platform-based systems architecture, which includes proton exchange membrane (PEM) fuel cell and fuel processing technologies, from which we are offering or developing multiple products. A fuel cell is an electrochemical device that combines hydrogen and oxygen to produce electric power without combustion. Hydrogen is derived from hydrocarbon fuels such as natural gas, propane, methanol or gasoline and can also be obtained from the electrolysis of water, stored hydrogen or a hydrogen pipeline.

Since 2001, we have installed over 550 systems worldwide. Our prime power systems have produced approximately 5.3 million kilowatt hours of electricity and have accumulated over two million operating hours. Our intermittent, or “back-up,” power products have been deployed with 17 telecommunications carriers and utility customers in North and South America, Europe, the United Kingdom, Japan and South Africa.

We are currently offering our GenCore® product for commercial sale. Our GenCore® product is a back-up power product designed for telecommunications, broadband, utility and industrial uninterruptible power supply (UPS) applications. It is fueled by hydrogen and provides back-up power in a power range of 1-12 kilowatts. We are also developing additional products for continuous run power applications and an on-site hydrogen generation product. We expect to begin field testing of the next generation GenSys®, our continuous run product, in 2005.

Market Opportunities

Clean Edge Consulting, a research and strategy firm for emerging clean energy markets, estimates that the market for clean and reliable on-site energy, including renewable sources and fuel cells, could grow to more than $100 billion globally by 2014, from an estimated $16 billion in 2004. We believe a significant market opportunity for our fuel cell technology, and specifically our GenCore® product, is the reserve power lead-acid battery market. Frost and Sullivan, a provider of market consulting information and research on emerging high-technology and industrial markets, estimates that the global market for reserve power lead-acid batteries is $1.5 billion.

Our next generation continuous run product, GenSys®, is targeted for small off-grid commercial and residential applications. Based on our market research and estimates from industry sources such as In-Stat, a provider of research, assessments and market forecasts of semiconductors and advanced communications equipment and services, we believe the U.S. market for our GenSys® product is between 150,000 – 180,000 systems and the international market is equal to or greater in size than the U.S. market. GE Fuel Cell Systems, LLC (GEFCS) and DTE Energy Technologies, Inc. (DTE) currently hold exclusive distribution rights to our GenSys® product.

Commercialization

We believe our GenCore® product, introduced in late 2003, offers a reliable and economically viable fuel cell product to the back-up power market. We currently have four distributors that market, sell and service our GenCore® product in the U.S., including Tyco Electronics Power Systems Inc. (Tyco), and seven other distributors internationally. In the fourth quarter of 2003, we began initial shipments of our GenCore® 5T product and have shipped 152 units through June 30, 2005. We expect to triple the number of GenCore® orders we receive in 2005 to approximately 300 systems.

On July 15, 2005, we announced an order for 63 of our GenCore® back-up fuel cell systems from Tyco, which we believe to be one of the largest commercial orders for back-up fuel cell systems. Tyco sold the systems to a leading U.S.-based telecommunications provider for integration into its network during the next few months. The GenCore® systems will be co-branded with both the Tyco and Plug Power names, marking the first time that a Plug Power product has been sold under another brand. Tyco is promoting our GenCore® product as “a robust energy solution for critical telecom infrastructures” and has said that fuel cell systems “offer a cost effective solution to telecommunication providers seeking reliable extended outage protection.” On July 25, 2005 and July 27, 2005, we announced orders from Tyco for an additional 35 and 18 units, respectively, bringing the total order from Tyco to 116 systems.

On June 16, 2005, we announced the sale of 12 GenCore® systems to the Florida Department of Environmental Protection, marking the first commercial purchase of the GenCore® product by a state agency. This sale allows us to offer our GenCore® product to all Florida state agencies. We were chosen for our ability to deliver a total fuel cell system solution that includes training, service, hydrogen delivery, and a system durable enough to endure extreme weather conditions.

We have consistently pursued government entities as customers for our GenCore® product. We are now on the approved purchase list of various state and federal agencies, including New York, Texas and the U.S. General Services Administration, allowing us to sell the GenCore® system to purchasing managers directly. On July 21, 2005, we received a $943,000 contract extension from the Department of Defense to fund field testing for GenSys®, our next generation continuous run product. Under this contract extension, 10 GenSys® systems will be installed at Robins Air Force Base and will be tested for reliability and suitability for use on military bases.

Products

We are focused on a fuel cell technology platform from which we believe we can offer multiple products and achieve the shortest path to commercial success. Products commercially available or under development include:

GenCore®:    Provides back-up power in a range of 1-12 kilowatts for applications in the telecommunications, broadband, utility and industrial UPS markets. We have been offering this product commercially since 2003.

GenSys®:    Provides remote continuous power for light commercial and residential applications. We have built a number of verification systems and expect to begin field testing later this year.

Home Energy Station:    Provides electricity and heat to a home or business, while also providing hydrogen fuel for a fuel cell vehicle. Pursuant to an exclusive agreement with Honda Research and Development Co. Ltd. of Japan (Honda), we are entering Phase III development of a third generation home energy station prototype.

We also continue to develop our GenSite™ product, which supplies on-site hydrogen, and our GenDrive™ product, which provides battery replacement for material handling equipment.

Strategic Relationships

In connection with building an extended enterprise, we have formed strategic relationships with well-established companies through distribution, marketing, technology, supply and product development arrangements. Our sales and marketing strategy is based on relationships with leading distributors who have established relationships and sub-distributor networks including GE Fuel Cell Systems, Tyco, DTE and other domestic and international partners who distribute and service our products in specific geographic or market segments. We have also partnered with companies such as Vaillant, Pemeas and Engelhard, and have recently entered into an additional agreement with Honda, in connection with research and development of future products.

Strategy

We believe we can continue to have a competitive advantage and be an industry leader in the development and commercialization of clean, reliable on-site energy by:

•	Aggressively accelerating commercialization by targeting large, near-term markets with our initial GenCore® commercial product, while positioning our future products to address longer-term mass market applications;

•	Focusing on reliability improvements and cost reductions;

•	We expect to reduce GenCore® direct materials cost by 25% in 2005 in order to be more cost competitive compared to other alternatives;

•	Leveraging key strategic relationships with General Electric Company (GE), Honda, Tyco, Vaillant and others to facilitate product development and cost reduction in next generation product lines and to expand into broader market applications; and

•	Capitalizing on state, federal and international incentives and potential federal energy policy changes, including the 2005 Energy Bill currently under review.

Competitive Advantages

Our product development activities have been focused on creating a system architecture utilizing PEM technology for a range of applications. We believe this gives us a competitive advantage that will enable us to leverage our experience to broaden our future product offerings. We believe our competitive advantages include:

•	One of the first commercially available fuel cell products for the telecommunication industry (traditional, wireless, and broadband) and electric utilities, which has:

•	Remote diagnostic capabilities;

•	Cost efficient life cycle compared to batteries and generators; and

•	Environmental durability in extreme conditions.

•	A focus on product cost reduction;

•	More field experience than other industry participants, with more than 550 systems worldwide, accumulating over 2 million operating hours and generating over 5 million kilowatt hours of electricity;

•	Longstanding key strategic partnerships with well established companies related to distribution and product development;

•	Relationships with key supply chain partners including 3M Company (3M), Engelhard Corporation (Engelhard), Parker Hannifin Corporation (Parker Hannifin) and Dana Corporation (Dana);

•	Lean manufacturing processes, designed to efficiently allow for flexibility for an expanding product portfolio;

•	A focus on attaining quality certifications, including NEBS, UL and others, providing a first-mover advantage;

•	Strong service, training and standardized installation materials to support the requirements of the major telecommunications carriers;

•	A sizable technology position with an intellectual property portfolio consisting of 137 patents issued and 159 patents pending; and

•	An experienced and committed management team in place since 2001.

General Information

We are a Delaware corporation. Our principal office is located at 968 Albany-Shaker Road, Latham, New York 12110 and our telephone number is (518) 782-7700. We maintain our corporate website at www.plugpower.com. Our website and the information contained on that website, or connected to that site, are not incorporated into this prospectus supplement or the accompanying prospectus, and you should not rely on any such information in making your decision whether to purchase shares of our common stock.

The Offering

Common stock offered by us	11,000,000 shares

Common stock to be outstanding after this offering	84,610,841 shares

Use of proceeds

We intend to use the net proceeds from this offering for working capital purposes, funds for operations, capital expenditures, research and product development, potential future acquisitions and other general corporate purposes. See “Use of Proceeds.”

Nasdaq National Market symbol	PLUG

The number of shares of common stock to be outstanding after this offering is based upon 73,610,841 shares outstanding as of June 30, 2005. This calculation:

•	excludes 877,364 shares of common stock reserved for issuance upon the exercise of options which we have granted and which are outstanding on June 30, 2005 under our 1997 Stock Option Plan, of which 877,364 are currently exercisable.

•	excludes 4,559,412 shares of common stock reserved for issuance upon the exercise of options which we have granted and which are outstanding on June 30, 2005 under our 1999 Stock Option Plan, of which 3,295,583 are currently exercisable.

•	excludes 3,006,218 shares of common stock, plus annual increases, reserved for future issuance under our 1999 Stock Option Plan.

•	excludes 1,650,000 shares of common stock issuable by us upon the exercise of the underwriters over-allotment option.

Unless we indicate otherwise, all information contained in this prospectus supplement assumes that the underwriters have not exercised their over-allotment option.

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the following risks before investing in shares of our common stock. You should also refer to and consider all of the information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus. If any of the events contemplated by the following actually occur, then our business, prospects, financial condition or results of operations could be materially adversely affected. As a result of these and other factors, the value of our common stock could decline, and you may lose all or part of your investment.

We may never complete the research and development of certain commercially viable on-site energy products.

We are a development stage company. Other than our GenCore® product, which we believe to be commercially viable, we do not know when or whether we will successfully complete research and development of other commercially viable on-site energy products. If we are unable to develop additional commercially viable on-site energy products, we will not be able to generate sufficient revenue to become profitable. The commercialization of our products depends on our ability to reduce the costs of our components and subsystems and we cannot assure you that we will be able to sufficiently reduce these costs. In addition, the commercialization of our products requires achievement and verification of their overall reliability, efficiency and safety targets and we cannot assure you that we will be able to develop, acquire or license the technology necessary to achieve these targets. Although we have sold a limited number of our initial products, including our GenCore® product, we must complete substantial additional research and development before we will be able to manufacture commercially viable products, other than our GenCore® product, in commercial quantities. In addition, while we are conducting tests to predict the overall life of our products, we may not have run our products over their projected useful life prior to large-scale commercialization. As a result, we cannot be sure that our products will last as long as predicted, resulting in possible warranty claims and commercial failures.

We have incurred losses and anticipate continued losses for at least the next several years.

As of June 30, 2005 we had an accumulated deficit of $378.8 million. We have not achieved profitability in any quarter since our formation and expect to continue to incur net losses until we can produce sufficient revenue to cover our costs, which is not expected to occur for at least the next several years. We anticipate that we will continue to incur losses until we can produce and sell our products on a large-scale and cost-effective basis. However, we cannot predict when we will operate profitably, if ever. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

We have only been in business for a short time, and your basis for evaluating Plug Power is limited.

We were formed in June 1997 to further the research and development of stationary fuel cell systems. While we delivered our initial product in the third quarter of 2001 and our initial GenCore® unit in the fourth quarter of 2003, we do not expect to be profitable for at least the next several years. Accordingly, there is only a limited basis upon which you can evaluate our business and prospects. Before investing in our common stock, you should consider the challenges, expenses and difficulties that we will face as a development stage company seeking to develop and manufacture new products.

A viable market for our products may never develop or may take longer to develop than we anticipate.

Our on-site energy products represent an emerging market, and we do not know the extent to which our targeted distributors and resellers will want to purchase them and whether end-users will want to use them. If a viable market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop our products and may be unable to achieve profitability. The development of a viable market for our products may be impacted by many factors which are out of our control, including:

•	the cost competitiveness of our products;

•	the future costs of natural gas, propane, hydrogen and other fuels expected to be used by our products;

•	consumer reluctance to try a new product;

•	consumer perceptions of our products’ safety;

•	regulatory requirements;

•	barriers to entry created by existing energy providers; and

•	the emergence of newer, more competitive technologies and products.

We have no experience manufacturing our products on a large-scale commercial basis and may be unable to do so.

To date, we have focused primarily on research, development and low volume manufacturing and have no experience manufacturing our products on a large-scale commercial basis. In 2000, we completed construction of our 50,000 square foot manufacturing facility, and have continued to develop our manufacturing capabilities and processes. We do not know whether or when we will be able to develop efficient, low-cost manufacturing capabilities and processes that will enable us to manufacture our products in commercial quantities while meeting the quality, price, engineering, design and production standards required to successfully market our products. Our failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business, financial condition and results of operations. Even if we are successful in developing our manufacturing capabilities and processes, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our distributors or customers.

We have not fully developed and produced certain products that we have agreed to sell to GE Fuel Cell Systems.

Our distribution agreement with GE Fuel Cell Systems (GEFCS) has been amended on a number of occasions, most recently in April 2005. The amendments to our distribution agreement provide for the ability to sell directly or negotiate nonexclusive distribution rights to third parties for our GenCore® back-up power product line, our GenSite™ hydrogen generation product line and our GenSys® prime power product line (for telecommunication and broadband applications). In exchange, starting in the fourth quarter of 2005 we have agreed to pay a 5% commission for GenCore®, and starting in the fourth quarter of 2005 we have agreed to pay a 5% commission of GenSite™, in each case based on sales price, to GEFCS. We have also agreed to pay a 5% commission for GenSys® beginning in the fourth quarter of 2006. The distribution agreement expires on December 31, 2014.

We have not developed certain products that meet all specifications required by the multi-generation product plan. There can be no assurance that we will complete development of products meeting specifications required by GEFCS and deliver them on schedule. Pursuant to the distribution agreement, GEFCS has the right to provide notice to us if, in its good faith judgment, we have materially deviated from the multi-generation product plan. Should GEFCS provide such notice, and we cannot mutually agree to a modification to the multi-generation product plan, then GEFCS has the right to terminate the distribution agreement for cause, subject to our rights to cure. In addition, GEFCS has the right to terminate the distribution agreement for cause if we fail to provide GEFCS with products that, in GEFCS’ reasonable judgment, are materially competitive with alternative PEM fuel cell-powered generator sets, subject to our rights to cure.

GE Energy, the operating business of General Electric Company, which controls GEFCS through GE MicroGen, Inc., has agreed not to sell or distribute PEM fuel cell systems and related components manufactured by parties other than us through any entity other than GEFCS. GE Energy is not, however, prohibited from developing non-PEM fuel cell systems and other distributed energy systems and products that would compete directly or indirectly against our PEM fuel cell systems or other products we may manufacture. GE Energy is not required to provide us with any information concerning the developments of such products, or plans or intentions to manufacture such products by GE Energy. The development of different energy product solutions by GE Energy could harm the marketability of our technology by providing potential customers with an alternative to our products.

Delays in our product development would have a material impact on our commercialization schedule.

If we experience delays in meeting our development goals or if our products exhibit technical defects or if we are unable to meet cost or performance goals, including power output, useful life and reliability, our commercialization schedule will be delayed. In this event, potential purchasers of our products may choose alternative technologies and any delays could allow potential competitors to gain market advantages. We cannot assure you that we will successfully meet our commercialization schedule in the future.

We may need to secure additional funding to complete our product development and commercialization plans and we may be unable to raise additional capital.

Our cash requirements depend on numerous factors, including completion of our product development activities, ability to commercialize our products and market acceptance of our products. We expect to devote substantial capital resources to continue development programs, establish a manufacturing infrastructure and develop manufacturing processes. Additionally, we expect to devote substantial capital resources to expand our marketing organization and establish a sales organization. We may need to raise additional funds to achieve commercialization of our products. However, we do not know whether we will be able to secure additional funding, or funding on acceptable terms, to pursue our commercialization plans. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current stockholders will be reduced. If adequate funds are not available to satisfy either short-term or long-term capital requirements, we may be required to limit operations in a manner inconsistent with our development and commercialization plans, which could affect operations in future periods.

We may be unable to establish relationships, or we may lose existing relationships, with third parties for certain aspects of product development, manufacturing, distribution and servicing and the supply of key components for our products.

We will need to enter into additional strategic relationships in order to complete our current product development and commercialization plans. We will also require partners to assist in the distribution, servicing and supply of components for our anticipated back-up power and on-site hydrogen generation products, both of which are in development. If we are unable to identify or enter into satisfactory agreements with potential partners, including those relating to the distribution of and service and support for our anticipated back-up power and on-site hydrogen generation products, we may not be able to complete our product development and commercialization plans on schedule or at all. We may also need to scale back these plans in the absence of needed partners, which would adversely affect our future prospects for development and commercialization of future products. In addition, any arrangement with a strategic partner may require us to issue a significant amount of equity securities to the partner, provide the partner with representation on our board of directors and/or commit significant financial resources to fund our product development efforts in exchange for their assistance or the contribution to us of intellectual property. Any such issuance of equity securities would reduce the percentage ownership of our then current stockholders. While we have entered into relationships with suppliers of some key components for our products, we do not know when or whether we will secure supply relationships for all required components and subsystems for our products, or whether such relationships will be on terms that will allow us to achieve our objectives. Our business, prospects, results of operations and financial condition could be harmed if we fail to secure relationships with entities which can develop or supply the required components for our products and provide the required distribution and servicing support. Additionally, the agreements governing our current relationships allow for termination by our partners under certain circumstances. If any of our current strategic partners was to terminate any of its agreements with us, there could be a material adverse impact on the development and commercialization of our products and the operation of our business, financial condition, results of operations and prospects.

We will rely on our partners to develop and provide components for our products.

A supplier’s failure to develop and supply components in a timely manner or at all, or to develop or supply components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources of these components on a timely basis or on terms acceptable to us, could harm our ability to manufacture our products. In addition, to the extent that our supply partners use technology or manufacturing processes that are proprietary, we may be unable to obtain comparable components from alternative sources.

We face intense competition and may be unable to compete successfully.

The markets for on-site energy products are intensely competitive. There are a number of companies located in the United States, Canada and abroad that are developing PEM and other fuel cell technologies and energy products that compete with our products. Some of our competitors in the fuel cell sector are much larger than we are and may have the manufacturing, marketing and sales capabilities to complete research, development and commercialization of commercially viable fuel cell products more quickly and effectively than we can.

In addition, there are many companies engaged in all areas of traditional and alternative energy generation in the United States, Canada and abroad, including, among others, major electric, oil, chemical, natural gas, batteries, generators and specialized electronics firms, as well as universities, research institutions and foreign government-sponsored companies. These firms are engaged in forms of power generation such as solar and wind power, reciprocating engines and microturbines, as well as traditional grid-supplied electric power. Many of these entities have substantially greater financial, research and development, manufacturing and marketing resources than we do.

We must lower the cost of our products and demonstrate their reliability.

Our initial fuel cell systems currently cost significantly more than many established competing technologies. If we are unable to develop products that are competitive with competing technologies in terms of price, reliability and longevity, consumers will be unlikely to buy our products. The price of our products depends largely on material and manufacturing costs. We cannot guarantee that we will be able to lower these costs to the level where we will be able to produce a competitive product or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity.

Failure of our field tests could negatively impact demand for our products.

We are currently field-testing a number of our products and we plan to conduct additional field tests in the future. We may encounter problems and delays during these field tests for a number of reasons, including the failure of our technology or the technology of third parties, as well as our failure to maintain and service our products properly. Many of these potential problems and delays are beyond our control. Any problem or perceived problem with our field tests could materially harm our reputation and impair market acceptance of, and demand for, our products.

Further regulatory changes and electric utility industry restructuring may affect demand for our products.

The market for electric power generation products is heavily influenced by federal and state governmental regulations and policies concerning the electric utility industry. A change in the current regulatory policies could deter further investment in the research and development of alternative energy sources, including fuel cells, and could result in a significant reduction in the demand for our products. We cannot predict how deregulation or restructuring of the industry will affect the market for our products.

Our business may become subject to future government regulation, which may impact our ability to market our products.

Our products will be subject to federal, local, and non-U.S. laws and regulations, including, for example, state and local ordinances relating to building codes, public safety, electrical and gas pipeline connections, hydrogen transportation and siting and related matters. Further, as products are introduced into the market commercially, governments may impose new regulations. We do not know the extent to which any such regulations may impact our ability to distribute, install and service our products. Any regulation of our products, whether at the federal, state, local or foreign level, including any regulations relating to installation and servicing of our products, may increase our costs and the price of our products.

Utility companies could place barriers on our entry into the marketplace where customers depend on traditional grid supplied energy.

Utility companies often charge fees to industrial companies for disconnecting from the grid, for using less electricity or for having the capacity to use power from the grid for back-up purposes, and may charge similar fees to residential customers in the future. The imposition of such fees could increase the cost to grid-connected customers of using our products and could make our products less desirable, thereby harming our revenue and profitability.

Alternatives to our technology or improvements to traditional energy technologies could make our products less attractive or render them obsolete.

Our products are among a number of alternative energy products being developed. A significant amount of public and private funding is currently directed toward development of microturbines, solar power, wind power and other types of fuel cell technologies. Improvements are also being made to the existing electric transmission system. Technological advances in alternative energy products, improvements in the electric power grid or other fuel cell technologies may make our products less attractive or render them obsolete.

The hydrocarbon fuels and other raw materials on which our products rely may not be readily available or available on a cost-effective basis.

Our products depend largely on the availability of natural gas, liquid propane and hydrogen gas. If these fuels are not readily available, or if their prices are such that energy produced by our products costs more than energy provided by other sources, our products could be less attractive to potential users.

In addition, platinum is a key material in our PEM fuel cells. Platinum is a scarce natural resource and we are dependent upon a sufficient supply of this commodity. Any shortages could adversely affect our ability to produce commercially viable fuel cell systems and significantly raise our cost of producing our fuel cell systems.

Our products use flammable fuels that are inherently dangerous substances.

Our fuel cell systems use natural gas, liquid propane and hydrogen gas in catalytic reactions, which produce less heat than a typical gas furnace. While our products do not use this fuel in a combustion process, natural gas, liquid propane and hydrogen gas are flammable fuels that could leak in a home or office and combust if ignited by another source. Further, while we are not aware of any accidents involving our products, any such accidents involving our products or other products using similar flammable fuels could materially suppress demand for, or heighten regulatory scrutiny of, our products.

Product liability or defects could negatively impact our results of operations.

Any liability for damages resulting from malfunctions or design defects could be substantial and could materially adversely affect our business, financial condition, results of operations and prospects. In addition, a well-publicized actual or perceived problem could adversely affect the market’s perception of our products resulting in a decline in demand for our products and could divert the attention of our management, which may materially and adversely affect our business, financial condition, results of operations and prospects.

Future acquisitions may disrupt our business, distract our management and reduce the percentage ownership of our stockholders.

As part of our business strategy we may engage in acquisitions that we believe will provide us with complementary technologies, products, channels, expertise and/or other valuable assets. However, we may not be able to identify suitable acquisition candidates. If we do identify suitable candidates, we may not be able to acquire them on commercially acceptable terms or at all. If we acquire another company, we may not be able to successfully integrate the acquired business into our existing business in a timely and non-disruptive manner. We may have to devote a significant amount of time and management and financial resources to do so. Even with this investment of management and financial resources, an acquisition may not produce the desired revenues, earnings or business synergies. In addition, an acquisition may reduce the percentage ownership of our then current stockholders. If we fail to integrate the acquired business effectively or if key employees of that business leave, the anticipated benefits of the acquisition would be jeopardized. The time, capital and management and other resources spent on an acquisition that fails to meet our expectations could cause our business and financial condition to be materially and adversely affected. In addition, from an accounting perspective, acquisitions can involve non-recurring charges and amortization of significant amounts of intangible assets that could adversely affect our results of operations.

We may not be able to protect important intellectual property and we could incur substantial costs defending against claims that our products infringe on the proprietary rights of others.

PEM fuel cell technology was first developed in the 1950s, and fuel processing technology has been practiced on a large scale in the petrochemical industry for decades. Accordingly, we do not believe that we can establish a significant proprietary position in the fundamental component technologies in these areas. However, our ability to compete effectively will depend, in part, on our ability to protect our proprietary system-level technologies, systems designs and manufacturing processes. We rely on patents, trademarks, and other policies and procedures related to confidentiality to protect our intellectual property. However, some of our intellectual property is not covered by any patent or patent application. Moreover, we do not know whether any of our pending patent applications will issue or, in the case of patents issued or to be issued, that the claims allowed are or will be sufficiently broad to protect our technology or processes. Even if all of our patent applications are issued and are sufficiently broad, our patents may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so. Moreover, patent applications filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the United States, and any resulting foreign patents may be difficult and expensive to enforce. In addition, we do not know whether the U.S. Patent & Trademark Office will grant federal registrations based on our pending trademark applications. Even if federal registrations are granted to us, our trademark rights may be challenged. It is also possible that our competitors or others will adopt trademarks similar to ours, thus impeding our ability to build brand identity and possibly leading to customer confusion. We could incur substantial costs in prosecuting or defending trademark infringement suits.

Further, our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours. If we are found to be infringing third party patents, we could be required to pay substantial royalties and/or damages, and we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all. Failure to obtain needed licenses could delay or prevent the development, manufacture or sale of our products, and could necessitate the expenditure of significant resources to develop or acquire non-infringing intellectual property.

Asserting, defending and maintaining our intellectual property rights could be difficult and costly and failure to do so may diminish our ability to compete effectively and may harm our operating results. We may need to pursue lawsuits or legal action in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine the priority of rights to the trademark. Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with ours. We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology. Litigation and interference proceedings, even if they are successful, are expensive to pursue and time consuming, and we could use a substantial amount of our financial resources in either case.

We rely, in part, on contractual provisions to protect our trade secrets and proprietary knowledge.

Confidentiality agreements to which we are party may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also be known without breach of such agreements or may be independently developed by competitors. Our inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have.

We may have difficulty managing change in our operations.

We continue to undergo rapid change in the scope and breadth of our operations as we advance the development of our products. Such rapid change is likely to place a significant strain on our senior management team and other resources. We will be required to make significant investments in our engineering, logistics, financial and management information systems and to motivate and effectively manage our employees. Our business, prospects, results of operations and financial condition could be harmed if we encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid change.

We face risks associated with our plans to market, distribute and service our products internationally.

We intend to market, distribute and service our products internationally. We have limited experience developing and no experience manufacturing our products to comply with the commercial and legal requirements of international markets. Our success in international markets will depend, in part, on our ability and that of our partners to secure relationships with foreign sub-distributors, and our ability to manufacture products that meet foreign regulatory and commercial requirements. Additionally, our planned international operations are subject to other inherent risks, including potential difficulties in enforcing contractual obligations and intellectual property rights in foreign countries and fluctuations in currency exchange rates.

Our government contracts could restrict our ability to effectively commercialize our technology.

Some of our technology has been developed under government funding by the United States and by other countries. The United States government has a non-exclusive, royalty-free, irrevocable world-wide license to practice or have practiced any of our technology developed under contracts funded by the government. In some cases, government agencies in the United States can require us to obtain or produce components for our systems from sources located in the United States rather than foreign countries. Our contracts with government agencies are also subject to the risk of termination at the convenience of the contracting agency, potential disclosure of our confidential information to third parties and the exercise of “march-in” rights by the government. March-in rights refer to the right of the United States government or government agency to license to others any technology developed under contracts funded by the government if the contractor fails to continue to develop the technology. The implementation of restrictions on our sourcing of components or the exercise of march-in rights could harm our business, prospects, results of operations and financial condition. In addition, under the Freedom of Information Act, any documents that we have submitted to the government or to a contractor under a government funding arrangement are subject to public disclosure that could compromise our intellectual property rights unless such documents are exempted as trade secrets or as confidential information and treated accordingly by such government agencies.

Our future plans could be harmed if we are unable to attract or retain key personnel.

We have attracted a highly skilled management team and specialized workforce, including scientists, engineers, researchers and manufacturing, marketing and sales professionals. Our future success will depend, in part, on our ability to attract and retain qualified management and technical personnel. We do not know whether we will be successful in hiring or retaining qualified personnel. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could materially and adversely affect our development and commercialization plans and, therefore, our business, prospects, results of operations and financial condition.

GE MicroGen, Inc. and DTE Energy Technologies, Inc. have representatives on our board of directors.

Under our agreement with GEMI, we are required to use our best efforts to cause one individual nominated by GE Energy, an operating business of General Electric Company, to be elected to our board of directors for as long as our distribution agreement with GEFCS remains in effect. Currently, Richard R. Stewart serves on our board of directors as GE Energy’s nominee. In addition, a current employee of DTE, Anthony F. Earley, Jr., and a former employee of DTE, Larry G. Garberding, currently serve on our board of directors. Both GEFCS and DTE have entered into distribution agreements with us.

Provisions in our charter documents and Delaware law may prevent or delay an acquisition of us, which could decrease the value of our common stock.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. These provisions include those that:

•	authorize the issuance of up to 5,000,000 shares of preferred stock in one or more series without a stockholder vote;

•	limit stockholders’ ability to call special meetings;

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and

•	provide for staggered terms for our directors.

In addition, in certain circumstances, Delaware law also imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

Our stock price has been and could remain volatile.

The market price of our common stock has historically experienced and may continue to experience significant volatility. Since our initial public offering in October 1999, the market price of our common stock has fluctuated from a high of $156.50 per share in the first quarter of 2000 to a low of $3.39 per share in the fourth quarter of 2002. Our progress in developing and commercializing our products, our quarterly operating results, announcements of new products by us or our competitors, our perceived prospects, changes in securities’ analysts’ recommendations or earnings’ estimates, changes in general conditions in the economy or the financial markets, adverse events related to our strategic relationships, significant sales of our common stock by existing stockholders including one or more of our strategic partners and other developments affecting us or our competitors could cause the market price of our common stock to fluctuate substantially. In addition, in recent years, the stock market, and in particular the market for technology-related stocks, has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, we may be subject to additional securities class action litigation as a result of volatility in the price of our common stock, which could result in substantial costs and diversion of management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

Our failure to comply with Nasdaq’s listing standards could result in the delisting of our common stock by Nasdaq from the Nasdaq National Market and severely limit the ability to sell our common stock.

Our common stock is currently traded on the Nasdaq National Market. Under Nasdaq’s listing maintenance standards, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days, Nasdaq will notify us that we may be delisted from the Nasdaq National Market. If the closing bid price of our common stock does not thereafter regain compliance for a minimum of 10 consecutive trading days during the 90 days following notification by Nasdaq, Nasdaq may delist our common stock from trading on the Nasdaq National Market. There can be no assurance that our common stock will remain eligible for trading on the Nasdaq National Market. In addition, if our common stock is delisted, our stockholders would not be able to sell our common stock on the Nasdaq National Market, and their ability to sell any of our common stock would be severely, if not completely, limited.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements contained or incorporated by reference herein that are not statements of historical fact are considered forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “seeks,” “will,” “may,” “should,” “would,” “projects,” “predicts,” “continues” and similar expressions or the negative of these terms may identify forward-looking statements. We cannot assure the future results or outcome of the matters described in any of these statements; rather, these statements are based on current expectations and are subject to risks, uncertainties and changes in condition, significance, value and effect, including those discussed under the heading entitled “Risk Factors” and in reports filed by Plug Power with the SEC, specifically forms 10-K and 10-Q, incorporated by reference into this prospectus supplement. Such risks, uncertainties and changes in condition, significance, value and effect could cause our actual results to differ materially from those anticipated events.

Readers should not place undue reliance on the forward-looking statements contained in this prospectus supplement and the accompanying prospectus. We caution you that these forward-looking statements speak only as of the date on which the statements were made and are not guarantees of future performance. We assume no obligation to update any forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $73.4 million, assuming a public offering price of $7.09 per share. We intend to use the net proceeds from this offering for working capital purposes, funds for operations, capital expenditures, research and product development, potential future acquisitions and general corporate purposes.

DILUTION

Our net tangible book value as of June 30, 2005 was approximately $70.8 million, or approximately $0.96 per share of common stock. Net tangible book value per share is equal to total assets minus the sum of total liabilities and intangible assets divided by the total number of shares outstanding.

Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale of 11,000,000 shares of common stock in this offering at an assumed public offering price of $7.09 per share and after deducting the underwriting discounts and commissions and estimated offering expenses, our net tangible book value as of June 30, 2005, would have been $1.70 per share. This amount represents an immediate increase in net tangible book value to existing shareholders of $0.74 per share and an immediate dilution in net tangible book value of $5.39 per share to purchasers of shares of common stock in this offering, as illustrated in the following table:

Assumed price per share of common stock		$7.09
Net tangible book value per share as of June 30, 2005	$0.96
Increase in net tangible book value per share after giving effect to this offering	$0.74

Net tangible book value per share as of June 30, 2005, after giving effect to this offering		$1.70

Dilution in net tangible book value per share to new investors		$5.39

This table assumes no exercise of outstanding options. To the extent that options are exercised, there will be further dilution to new investors.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables present selected historical financial data for the years ended December 31, 2002, 2003 and 2004 and the six-month periods ended June 30, 2004 and 2005. The balance sheet data as of December 31, 2003 and 2004 and the statement of operations data for the years ended December 31, 2002, 2003 and 2004 have been derived from financial statements that have been audited by KPMG LLP, an independent registered public accounting firm, and included in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this prospectus supplement. The statement of operations data for the six-month periods ended June 30, 2004 and 2005 and the balance sheet data as of June 30, 2005 are derived from our unaudited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial condition for those periods. The data for the six-month period ended June 30, 2005 are not necessarily indicative of results to be expected for the year ending December 31, 2005 or any future period. It is important that you read this information together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus supplement or incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Documents Incorporated by Reference.” All numbers in these tables are in thousands, except per share data.

	Years Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
				(unaudited)
Statement of Operations Data:
Product and service revenue	$9,427	$7,517	$5,306	$2,859	$2,530
Research and development contract revenue	2,391	4,985	10,836	4,111	4,347

Total revenue	11,818	12,502	16,141	6,971	6,877
Cost of product and service revenue	7,602	7,150	5,368	2,648	1,683

Cost of research and development contract revenue	3,739	7,010	13,474	5,655	6,170
In-process research and development	—	3,000	—	—	—
Research and development expense:
Noncash stock-based compensation	1,004	1,752	2,591	995	749
Other research and development	39,286	38,317	32,612	16,595	16,813
General and administrative expense:
Noncash stock-based compensation	482	896	1,398	731	604
Other general and administrative	6,474	6,286	7,025	3,482	3,875

Operating loss	(46,768)	(51,910)	(46,327)	(23,136)	(23,017)

Interest income	1,655	833	1,453	809	556
Interest expense	(97)	(62)	(61)	(25)	(63)

Loss before equity in losses of affiliates	(45,209)	(51,139)	(44,935)	(22,352)	(22,524)
Equity in losses of affiliates	(2,009)	(1,900)	(1,804)	(899)	(899)

Net loss	$(47,218)	$(53,039)	$(46,739)	$(23,251)	$(23,423)

Loss per share:
Basic and diluted	$(.93)	$(0.88)	$(0.64)	$(0.32)	$(0.32)

Weighted average number of common shares outstanding	50,644,950	60,145,940	73,125,957	72,997,887	73,471,719

	Years Ended December 31,		Six Months Ended June 30,
	2003	2004	2004	2005
			(unaudited)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$102,004	$66,849	$82,879	$47,211
Working capital	99,286	64,073	81,996	45,556
Total assets	160,589	117,997	140,113	95,951
Current portion of long-term obligations	345	427	409	394
Long-term obligations	5,306	4,996	5,367	5,025
Stockholders’ equity	144,286	102,113	123,465	81,208

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following Management’s Discussion and Analysis of Financial Condition and Results of Operations together with the financial statements and related notes included elsewhere or incorporated in this prospectus supplement or the accompanying prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those described under “Risk Factors” and elsewhere in this prospectus supplement or the accompanying prospectus.

Overview

We design and develop on-site energy systems, based on proton exchange membrane fuel cell technology, for commercial and residential energy consumers worldwide. We are focused on a platform-based systems architecture, which includes proton exchange membrane (PEM) fuel cell and fuel processing technologies, from which we are offering or developing multiple products. We are currently offering our GenCore® product for commercial sale. Our GenCore® product is a back-up power product for telecommunications, broadband, utility and industrial uninterruptible power supply (UPS) applications. We are also developing additional products for continuous run power applications, with optional combined heat and power capability for remote small commercial and remote residential applications and an on-site hydrogen generation product for use in a variety of industrial gas applications.

We are a development stage enterprise in the beginning stages of field-testing and marketing our initial commercial products to a limited number of customers, including telecom, utilities, government entities and our distribution partners. Our initial commercial product, the GenCore® 5T, is designed to provide direct-current (DC) backup power for telecommunications, broadband, utility and industrial uninterruptible power supply (UPS) applications. See “—Product Development and Commercialization.” The GenCore® 5T is fueled by hydrogen and does not require a fuel processor.

Our strategy for product sales, distribution and marketing relies on forming relationships with distributors and customers and entering into development and demonstration programs with electric utilities, government agencies and other energy providers. As such, we have formed distribution, marketing and technology development relationships with companies such as General Electric Company (GE), Honda, Vaillant, Tyco, Pemeas Gmbh (Pemeas), Engelhard Corporation and DTE Energy. See “—Strategic Relationships and Development Agreements.” We are also engaging directly with customers as the market for our products develops. Many of our initial sales of our GenCore® 5T product are contract specific arrangements containing multiple obligations, that may include a combination of fuel cell systems, continued service, maintenance and other support. While contract terms require payment upon delivery and installation of the fuel cell system and are not contingent on the achievement of specific milestones or other substantive performance, the multiple obligations within our contractual arrangements are not accounted for separately based on our limited commercial experience and available evidence of fair value. As a result, we defer recognition of product and service revenue and recognize revenue on a straight line basis over the stated contractual terms, as the continued service, maintenance and other support obligations expire, which are generally for periods of twelve to twenty-seven months. See “—Critical Accounting Policies and Estimates—Revenue Recognition.”

As we gain commercial experience, including field experience relative to service and warranty based on the sales of our initial products, the fair values for the multiple elements within our future contracts may become determinable and we may, in future periods, recognize revenue upon delivery of the product or we may continue to defer recognition, based on application of appropriate guidance within EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” or changes in the manner in which we structure contractual agreements, including our agreements with distribution partners.

Our cash requirements depend on numerous factors, including completion of our product development activities, ability to commercialize our fuel cell systems, market acceptance of our systems and other factors. We expect to pursue the expansion of our operations through internal growth and strategic acquisitions. As of June 30, 2005, we had unrestricted cash and cash equivalents and marketable securities totaling $47.2 million and working capital of $45.6 million. Additionally, we have restricted cash in the amount of $4.3 million, which was escrowed to collateralize debt associated with the purchase of our facilities in 1999.

During the six months ended June 30, 2005, cash used by operating activities was $19.4 million consisting primarily of a net loss of $23.4 million offset, in part, by non-cash expenses in the amount of $5.1 million, including $1.7 million for amortization and depreciation, $1.8 million for stock based compensation, $688,000 for amortization of intangible assets and $898,000 for equity losses in affiliates. Cash provided by investing activities for the six months ended June 30, 2005 was $17.3 million consisting of $18.3 million provided by marketable securities offset by $941,000 used to purchase property plant and equipment. Cash provided by financing activities was $523,000 consisting primarily of net proceeds from the issuance of common stock for stock options exercised during the six months ended June 30, 2005.

We have financed our operations through June 30, 2005 primarily from the sale of equity, which has provided cash in the amount of $349.9 million. Since inception, net cash used in operating activities has been $281.8 million and cash used in investing activities has been $44.1 million, including our purchase of property, plant and equipment of $32.6 million and our investments in marketable securities in the amount of $30.1 million offset, in part, by net proceeds from acquisition of $29.5 million.

Product Development and Commercialization

We currently have one commercial product line, which we are continuing to enhance and broaden:

GenCore®—Our GenCore® product line is focused on providing back-up, DC power products in a power range of 1-12 kilowatts for applications in the telecom, broadband, utility and industrial UPS market applications. In the fourth quarter of 2003, the Company began initial shipments of the GenCore® 5T product, and has shipped 152 units through June 30, 2005. The Company recently announced several orders, for a total of 116 GenCore® back-up fuel cell systems, from Tyco and the sale of 12 GenCore® systems to the Florida Department of Environmental Protection, marking the first commercial purchase of a GenCore® product by a state agency.

Additionally, we continue to advance the development of our other technology platforms:

GenSys®—We are developing GenSys® into a platform that is expected to support a number of products, including systems fueled by liquefied petroleum gas (LPG) for remote applications and, eventually, grid-connected light commercial and residential applications fueled by LPG or natural gas. In connection with the development of our GenSys® platform, we are developing combined heat and power (CHP) fuel cell systems for light commercial and residential applications that provide supplemental heat as electricity is produced. The GenSys® development effort also includes a joint development program with Vaillant, under which we are developing a product that combines our fuel cell system with Vaillant’s gas heating technology to provide heat, electricity and hot water for the European light commercial and residential markets. We recently received a contract extension from the Department of Defense to install 10 GenSys® systems at Robbins Air Force base where they will be tested for reliability and suitability for use on military bases.

GenSite™—We have combined our proprietary fuel processor technology with available commercial components for gas compression, purification and storage to further develop GenSite™, an on-site hydrogen gas generator. This product is expected to target certain applications now served by packaged hydrogen gas (cylinders or tube trailers) or electrolyzers. We presently have a prototype system in our research and product development facilities in Apeldoorn, Holland, and another system at our Latham, NY headquarters. In 2005, we expect to install and operate a number of GenSite™ systems, in application, at customer locations. During 2004, we shipped our first GenSite™ system and it was installed and operational during the quarter ended March 31, 2005.

Home Energy Station—We are also currently developing technology in support of the automotive fuel cell market under an agreement with Honda R&D Co Ltd. of Japan (Honda), a subsidiary of Honda Motor Co., Ltd., under which we are exclusively and jointly developing and testing a fuel cell system that provides electricity and heat to a home or business, while also providing hydrogen fuel for a fuel cell vehicle (Home Energy Station). In October 2003, we successfully demonstrated a prototype Home Energy Station at Honda R&D Americas’ facility in Torrance, California. In March 2004, we signed an agreement with Honda for the second phase of our expected multi-phase product development effort. As in the first phase, Honda is funding work under this agreement. In September 2004, under the second phase of our work with Honda, we successfully demonstrated a second-generation prototype of the Home Energy Station at our Latham NY headquarters. This system is refueling a prototype Honda FCX fuel cell vehicle that is undergoing winter testing in the Albany, New York region, as well as two FCX vehicles that Honda has leased to the State of New York. We are continuing our collaboration with Honda and in February 2005 we signed an agreement with Honda for the third phase of this multi-phase Home Energy Station product development effort.

GenDrive™—The GenCore® platform is expected to provide the basis for our development of the GenDrive™ product, a hydrogen-fueled battery-replacement module for material handling equipment. We continue to explore partnerships with end users of this product to develop the GenDrive™ further.

Strategic Relationships and Development Agreements

Since our inception, we have formed strategic relationships with suppliers of key components, developed distributor and customer relationships and entered into development and demonstration programs with electric utilities, government agencies and other energy providers. Relationships have been established for sales and marketing related activity, as well as technology development. These relationships include distribution, marketing and technology arrangements with companies such as General Electric Company (GE), Honda, Vaillant, Tyco, Pemeas Gmbh (Pemeas), Engelhard Corporation and DTE Energy, and relationships with supply chain partners, including 3M, Dana, Toyo, Entegris, Parker and Arvin Meritor. Some of these relationships are described in greater detail below.

General Electric Entities: In February 1999, we entered into an agreement with GE MicroGen, Inc. to form GE Fuel Cell Systems, LLC (GEFCS), to exclusively market, sell, install and service our stationary PEM fuel cell systems on a global basis, with the exception of the states of Illinois, Indiana, Michigan and Ohio, in which DTE Energy Technologies, Inc. has exclusive distribution rights. GE MicroGen, Inc. is a wholly owned subsidiary of GE that operates within the GE Energy (formerly known as GE Power Systems) business. Under the terms of our distribution agreement with GEFCS, we serve as GEFCS’ exclusive supplier of PEM fuel cell systems and related components meeting the specifications set forth in the distribution agreement. We have a 40% ownership interest in GEFCS.

In August 2001, we amended our agreements with GE MicroGen, Inc. and GEFCS to expand GEFCS’ exclusive worldwide distribution rights to include all of our stationary PEM fuel cell systems. Under the amended agreements, we can sell systems directly to governmental and quasi-governmental entities and, under certain circumstances, to other customers.

In October 2003, we further amended our distribution agreement to provide for the ability to sell directly or negotiate nonexclusive distribution rights to third parties for our GenCore® backup power product line and our GenSite™ hydrogen generation product line. In exchange we have agreed to pay a commission, based on sales price, to GEFCS at a rate and schedule prescribed in our amended agreement. The distribution agreement expires on December 31, 2014.

As a result of the October 2003 amendment to our distribution agreement with GEFCS, we have formed our own marketing and sales force to channel the GenCore® and GenSite™ products to the market. In addition to direct sales to customers, we actively seek distribution partners within target markets for these particular products.

In addition to the distribution agreement described above, we have entered into a separate agreement with GE relating to product development and we have agreed to source technical support services from GE, including engineering, testing, manufacturing and quality control services. Under the initial agreement, the Company is committed to purchase a minimum of $12.0 million of such services through September 2004. During 2005, the Company and GE extended this period through December 2007. Through June 30, 2005, we had purchased approximately $10.1 million of such services. Additionally, GE agreed to act as our agent in procuring certain equipment, parts and components and is providing training services to our employees regarding procurement activities pursuant to this agreement.

Honda: We have an agreement with Honda to exclusively and jointly develop and test the Home Energy Station. We are currently entering Phase III development of a third generation Home Energy Station prototype. In addition, we have signed a new agreement with Honda to collaborate on research and development activities for future products.

Tyco: In September 2004, we completed an agreement with Tyco Electronics Power Systems, Inc. (Tyco) to market, promote and sell our GenCore® 5T fuel cell systems for telecommunication back-up applications through its direct sales force, under both the Tyco Electronics and Plug Power brands. This agreement is complemented by the June 2004 nationwide service and installation agreement for GenCore® between the Company and Tyco Electronics Installation Services Inc.

Vaillant: We have a development agreement with Vaillant GmbH (Vaillant), to develop a fuel cell heating appliance that combines our fuel cell system with Vaillant’s gas heating technology to provide heat, electricity and hot water for the European light commercial and residential markets. Under the agreement, we will sell fuel cell subsystems directly and exclusively to Vaillant, and Vaillant will distribute fuel cell heating appliances throughout Europe on a non-exclusive basis. In exchange for the right to sell fuel cell subsystems directly and exclusively to Vaillant, we have agreed to pay GE MicroGen, Inc. a commission, based on a prescribed percentage of sales of fuel cell subsystems as defined in the agreement.

Pemeas: We have a joint development agreement with Pemeas (effective April 1, 2004, the fuel cell activity of Celanese AG and former Hoechst AG were combined to form a new company, Pemeas GmbH), to develop, on an exclusive basis, a high temperature membrane electrode unit for stationary fuel cell systems with net electrical output of 750 watts up to 25 kilowatts. Additionally, we have the option to work with Pemeas on a non-exclusive basis to develop a high-temperature membrane electrode unit for stationary fuel cell systems with net electrical output of less than 750 watts and greater than 25 kilowatts. Under the agreement, the Company and Pemeas will each fund their own development efforts.

Engelhard: We have a joint development agreement and a supply agreement with Engelhard Corporation for development and supply of advanced catalysts to increase the overall performance and efficiency of our fuel processor. Over the course of the joint development agreement we have contributed $10.0 million to fund Engelhard’s development efforts and in turn Engelhard has purchased $10.0 million of our common stock. As of September 30, 2004 all funding obligations related to development efforts had been met and the Company and Engelhard have been funding their own development efforts. Additionally, a supply agreement with Engelhard specifies the rights and obligations for Engelhard to supply products to us until 2013.

DTE Energy: We have a distribution agreement with DTE Energy Technologies, Inc. under which DTE can exclusively market, sell, install and service our stationary PEM fuel cell systems in the states of Michigan, Ohio,

Illinois, and Indiana. Under an amendment to the agreement in February 2004, we can sell directly or negotiate nonexclusive distribution rights to third parties for our GenCore® back-up power product line, and our GenSite™ hydrogen generation product line. In exchange we have agreed to pay a commission, based on sales price, to GEFCS at a rate and schedule prescribed in our amended agreement. The distribution agreement expires on December 31, 2014.

Results of Operations

Comparison of the Three Months Ended June 30, 2005 and June 30, 2004.

Product and service revenue. Product and service revenue was $1.5 million for the three months ended June 30, 2005 compared to $1.5 million for the three months ended June 30, 2004. We defer recognition of product and service revenue at the time of delivery and recognize revenue as the continued service, maintenance and other support obligations expire. See “—Critical Accounting Policies and Estimates—Revenue Recognition.” The costs associated with the product, service and other obligations are expensed as they are incurred.

Our initial sales of the GenCore® product are contract specific arrangements containing multiple obligations, that may include a combination of fuel cell systems, continued service, maintenance and other support. While contract payment upon delivery and installation of the fuel cell system are not contingent on the achievement of specific milestones or other substantive performance, the multiple obligations within our contractual arrangements are not accounted for separately based on our limited commercial experience and available evidence of fair value. As a result, we defer recognition of product and service revenue and recognize revenue on a straight-line basis as the continued service, maintenance and other support obligations expire, which are generally for periods of twelve to twenty-seven months.

During the three months ended June 30, 2005, we recognized product and service revenue of $1.5 million, $1.3 million of which was deferred at December 31, 2004, compared to $1.5 million during the same quarter last year, $1.2 million of which was deferred at December 31, 2003. We delivered a total of 26 fuel cell systems during the quarter ended June 30, 2005. The revenue associated with 21 of these systems is related to product and service arrangements and has been deferred while 5 fuel cell systems were delivered under a government contract and the associated revenue is included in research and development contract revenue. For the three months ended June 30, 2005, we deferred revenue in the amount of $424,000 for the 21 systems delivered under product and service arrangements, compared to $2.7 million for the 42 fuel cell systems delivered during the same period in 2004.

At June 30, 2005, we had total deferred product and service revenue in the amount of $3.7 million of which we expect to recognize approximately $3.2 million during the remainder of 2005.

Research and development contract revenue. Compared to the same period in the prior year, research and development contract revenue was flat at $2.2 million for the three months ended June 30, 2005. Research and development contract revenue primarily relates to cost reimbursement research and development contracts associated with the development of PEM fuel cell technology. We generally share in the cost of these programs with cost sharing percentages between 20% and 60%. Revenue from “time and material” contracts is recognized on the basis of hours utilized, plus other reimbursable contract costs incurred during the period. We expect to continue certain research and development contract work that is directly related to our current product development efforts.

Cost of product and service revenue. Cost of product and service revenue decreased to $1.0 million for the three months ended June 30, 2005 from $1.8 million for the three months ended June 30, 2004. The decrease was driven primarily by a change in product mix as compared to the prior year, with more lower cost GenCore® units sold in 2005 versus more higher cost GenSite™ units sold in the prior year. Cost of product and service revenue includes the direct material cost incurred in the manufacture of the products we sell, as well as the labor and material costs incurred for product maintenance, replacement parts and service under our contractual obligations. These costs consist primarily of production materials and fees paid to outside suppliers for subcontracted components and services.

Cost of research and development contract revenue. Cost of research and development contract revenue increased to $3.3 million for the three months ended June 30, 2005 from $3.1 million for the three months ended June 30, 2004. The increase in these costs related to the additional development agreements described above under research and development contract revenue. Cost of research and development contract revenue includes costs associated with research and development contracts including: compensation and benefits for engineering and related support staff, fees paid to outside suppliers for subcontracted components and services, fees paid to consultants for services provided, materials and supplies used and other directly allocable general overhead costs allocated to specific research and development contracts.

Noncash research and development expense. Noncash research and development expense for the three months ended June 30, 2005, decreased to $377,000 from $521,000 for the same period last year. Noncash research and development expense represents the fair value of stock grants to employees, consultants and others in exchange for services provided. The decrease is primarily the result of stock based compensation associated with the amortization of restricted stock issued in June 2003 under our employee stock option exchange program offset by the recovery of amortization associated with forfeited shares from terminated employees.

Other research and development expense. Other research and development expenses were $7.4 million for the three months ended June 30, 2005 compared to $7.3 million for the three months ended June 30, 2004. Research and development expense includes: materials to build development and prototype units, compensation and benefits for the engineering and related staff, expenses for contract engineers, fees paid to outside suppliers for subcontracted components and services, fees paid to consultants for services provided, materials and supplies consumed, facility related costs such as computer and network services and other general overhead costs.

For the quarter ended June 30, 2004, other research and development expense also included amortization in the amount of $688,000 related to the portion of the H Power purchase price which has been capitalized and recorded on our balance sheet under the caption “Intangible assets”. This intangible asset became fully amortized during the first quarter of fiscal 2005 and, thus, there is no related amortization expense for the three months ended June 30, 2005.

Noncash general and administrative expense. Noncash general and administrative expenses for the three months ended June 30, 2005 decreased to $468,000 from $479,000 for the three months ended June 30, 2004. Noncash general and administrative expense represents the fair value of stock grants to employees, consultants and others in exchange for services provided. The decrease is primarily the result of stock based compensation associated with the amortization of restricted stock issued in June 2003 under our employee stock option exchange program offset by the recovery of amortization associated with forfeited shares from terminated employees.

Other general and administrative expense. Other general and administrative expense increased to $1.9 million for the three months ended June 30, 2005 from $1.8 million for the three months ended June 30, 2004. Other general and administrative expense includes compensation, benefits and related costs in support of our general corporate functions including general management, finance and accounting, human resources, marketing, information technology and legal services.

Interest income. Interest income consisting of interest earned on our cash, cash equivalents and marketable securities decreased to $285,000 for the three months ended June 30, 2005 from $443,000 for the same period in 2004. The decrease was the result of lower cash balances partly offset by slightly higher yields on our investment portfolio.

Interest expense. Interest expense was $34,000 for the three months ended June 30, 2005, compared to $10,000 for the same period last year. Interest expense consists of interest on our long-term obligation related to the purchase of real estate and interest paid on capital lease obligations. The increase in expense as compared to the prior year was driven by an increase in the floating interest rate on the loan for the purchase of real estate.

Equity in losses of affiliates. Equity in losses of affiliates increased to $448,000 for the three months ended June 30, 2005 from $434,000 during the same period last year. Equity in losses of affiliates, which we account for under the equity method of accounting, is our proportionate share of loss of GE Fuel Cell Systems, which was $0 as GE Fuel Cell Systems was essentially breakeven for the three months ended June 30, 2005, and the amortization of our original investments in the amount of $448,000.

Income taxes. We did not report a benefit for federal and state income taxes in the consolidated financial statements as the deferred tax asset generated from our net operating loss has been offset by a full valuation allowance because it is more likely than not that the tax benefits of the net operating loss carryforward will not be realized.

Comparison of the Six Months Ended June 30, 2005 and June 30, 2004

Product and service revenue. During the six months ended June 30, 2005, we delivered 42 fuel cell systems. The revenue associated with 31 of these systems is related to product and service arrangements. Accordingly, under our accounting policy for product and service revenue, we have deferred revenue on these 31 systems which will be recognized over the stated contractual term. The associated costs of the 31 fuel cell systems shipped to customers were included in cost of product and service revenue. The remaining 11 fuel cell systems were shipped under a government contract and the associated revenue is included in research and development contract revenue while the associated costs are included in cost of research and development contract revenue in the accompanying condensed consolidated statement of operations for the period ended June 30, 2005.

We invoiced $563,000 for the 31 systems shipped to customers as compared to $2.6 million for the 68 fuel cell systems shipped during the same period 2004. The decrease in the amount invoiced is the result of an increased proportion of our shipments coming from our GenCore® product which has a lower average selling price per unit than our GenSys™ product. See “—Product Development and Commercialization.” During the six months ended June 30, 2005, we recognized product and service revenue of $2.5 million, of which $2.3 million was deferred at December 31, 2004, compared to $2.9 million during the same period last year, of which $2.5 million was deferred at December 31, 2003.

Research and development contract revenue. Research and development contract revenue increased to $4.3 million for the six months ended June 30, 2005 from $4.1 million during the same period last year. Research and development contract revenue primarily relates to cost reimbursement research and development contracts associated with the development of PEM fuel cell technology. We generally share in the cost of these programs with cost sharing percentages between 20% and 60%. Revenue from “time and material” contracts is recognized on the basis of hours utilized, plus other reimbursable contract costs incurred during the period. We expect to continue certain research and development contract work that is directly related to our current product development efforts.

Cost of product and service revenue. Cost of product and service revenue was $1.7 million for the six month period ended June 30, 2005 compared to $2.6 million for the same period last year. The decrease was driven primarily through a change in product mix as compared to the prior year, with more lower cost GenCore® units sold in 2005 versus more higher cost GenSite™ units sold in the prior year. Cost of product and service revenue includes the direct material cost incurred in the manufacture of the products we sell, as well as the labor and material costs incurred for product maintenance, replacement parts and service under our contractual obligations. These costs consist primarily of production materials and fees paid to outside suppliers for subcontracted components and services.

Cost of research and development contract revenue. Cost of research and development contract revenue increased to $6.2 million for the six months ended June 30, 2005 from $5.7 million for the six months ended June 30, 2004. Cost of research and development contract revenue includes costs associated with research and development contracts including: compensation and benefits for engineering and related support staff, fees paid to outside suppliers for subcontracted components and services, fees paid to consultants for services provided, materials and supplies used and other directly allocable general overhead costs allocated to specific research and development contracts.

Noncash research and development expenses. Noncash research and development expense for the six months ended June 30, 2005, decreased to $749,000 from $995,000 during the same period last year. Noncash research and development expense represents the fair value of stock grants and vested stock options to employees, consultants and others in exchange for services provided. The decrease is primarily the result of decreased stock-based compensation associated with the amortization of restricted stock issued in June 2003 under our employee stock option exchange program.

Other research and development expense. Other research and development expense was $16.8 million for the six months ended June 30, 2005 compared to $16.6 million for the six months ended June 30, 2004. Research and development expense includes: materials to build development and prototype units, compensation and benefits for the engineering and related staff, expenses for contract engineers, fees paid to outside suppliers for subcontracted components and services, fees paid to consultants for services provided, materials and supplies consumed, facility related costs such as computer and network services and other general overhead costs.

Noncash general and administrative expense. Noncash general and administrative expenses for the six months ended June 30, 2005 decreased to $604,000 from $731,000 for the six months ended June 30, 2004. Noncash general and administrative expense represents the fair value of stock grants and vested stock options to employees, consultants and others in exchange for services provided. The decrease is primarily the result of stock-based compensation associated with the amortization of restricted stock issued in June 2003 under our employee stock option exchange program.

Other general and administrative expense. Other general and administrative expense was $3.9 million for the six months ended June 30, 2005 compared to $3.5 million for the same period last year. Other general and administrative expense includes compensation, benefits and related costs in support of our general corporate functions including general management, finance and accounting, human resources, marketing, information technology and legal services. General salary increases as well as increased compensation expense pertaining to the expanded sales force contributed to the increase in other general and administrative expense as compared to the prior year.

Interest income. Interest income consisting of interest earned on our cash, cash equivalents and marketable securities decreased to $556,000 for the six months ended June 30, 2005 from $809,000 for the same period in 2004. The decrease was due to lower cash balances offset, in part, by higher yields.

Interest expense. Interest expense was $63,000 for the six months ended June 30, 2005, compared to $25,000 for the same period last year. Interest expense consists of interest on our long-term obligation related to the purchase of real estate and interest paid on capital lease obligations.

Equity in losses of affiliates. Equity in losses of affiliates for the six months ended June 30, 2005 and 2004 was $899,000. Equity in losses of affiliates, which we account for under the equity method of accounting, is our proportionate share of the losses of GE Fuel Cell Systems in the amount of $3,000 and amortization of our original investments in the amount of $896,000.

Income taxes. We did not report a benefit for federal and state income taxes in the consolidated financial statements as the deferred tax asset generated from our net operating loss has been offset by a full valuation allowance because it is more likely than not that the tax benefits of the net operating loss carryforward will not be realized.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles and related disclosure requires management to make estimates and assumptions that affect:

•	the amounts reported for assets and liabilities;

•	the disclosure of contingent assets and liabilities at the date of the financial statements; and

•	the amounts reported for revenues and expenses during the reporting period.

Specifically, we must use estimates in determining the economic useful lives of assets, including identifiable intangibles, and various other recorded or disclosed amounts. Therefore, our financial statements and related disclosure are necessarily affected by these estimates. We evaluate these estimates on an ongoing basis, utilizing historical experience and other methods considered reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from estimates. To the extent that actual outcomes differ from estimates, or additional facts and circumstances cause management to revise estimates, our financial position as reflected in its financial statements will be affected. Any effects on business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

We believe that the following are our most critical accounting policies affected by the estimates and assumptions the Company must make in the preparation of its financial statements and related disclosure:

Revenue recognition: We are a development stage enterprise in the stages of performing field testing and marketing our initial commercial products to a limited number of customers, including telecom, utilities, government entities and our distribution partners. This initial product is a limited edition fuel cell system that is intended to offer complementary, quality power while demonstrating the market value of fuel cells as a preferred form of alternative distributed power generation. Subsequent enhancements to our initial product are expected to expand the market opportunity for fuel cells by lowering the installed cost, decreasing operating and maintenance costs, increasing efficiency, improving reliability, and adding features such as grid independence and co-generation and UPS applications.

We apply the guidance within Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (SAB 104) to our initial sales contracts to determine when to properly recognize revenue. We defer recognition of product and service revenue at the time of delivery and recognize revenue as the continued service, maintenance and other support obligations expire. The costs associated with the product, service and other obligations are expensed as they are incurred.

Our initial sales of GenSys® and GenCore® 5T are contract specific arrangements containing multiple obligations, that may include a combination of fuel cell systems, continued service, maintenance and other support. While contract terms require payment upon delivery and installation of the fuel cell system and are not contingent on the achievement of specific milestones or other substantive performance, the multiple obligations within our contractual arrangements are not accounted for separately based on our limited commercial experience and available evidence of fair value. As a result, we defer recognition of product and service revenue and recognize revenue on a straight-line basis over the stated contractual terms, as the continued service, maintenance and other support obligations expire, which are generally for periods of twelve to twenty-seven months.

As we gain commercial experience, including field experience relative to service and warranty based on the sales of our initial products, the fair values for the multiple elements within our future contracts may become determinable and we may, in future periods, recognize revenue upon delivery of the product or we may continue to defer recognition, based on application of appropriate guidance within EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” or changes in the manner in which we structure contractual agreements, including our agreements with distribution partners.

Valuation of long-lived assets: We assess the impairment of identifiable intangible, long-lived assets and goodwill, if any, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include, but are not limited to, the following:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business;

•	significant negative industry or economic trends;

•	significant decline in our stock price for a sustained period; and

•	our market capitalization relative to net book value.

When we determine that the carrying value of intangible, long-lived assets and goodwill, if any, may not be recoverable based upon the existence of one or more of the above indicators of impairment, we would measure any impairment based upon the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” as appropriate. Based on the review during the year ended December 31, 2004, we do not believe an impairment charge is required.

Accounting for income taxes: As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves the estimation of our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. Included in this assessment is the determination of the net operating loss carry forward that has resulted from our cumulative net operating loss since inception. These differences result in a net deferred tax asset. We must assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent that we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within the tax provision in the consolidated statement of operations.

Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We have recorded a valuation allowance as of June 30, 2005, due to uncertainties related to our ability to utilize the net deferred tax assets, primarily consisting of net operating losses and credits which may be carried forward, before they expire. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to adjust the recorded valuation allowance, which could materially impact our financial position and results of operations. At June 30, 2005, our net deferred tax assets have been offset in full by a valuation allowance. As a result, the net provision for income taxes is zero for the three and six months ended June 30, 2005.

Recent Accounting Pronouncements:  In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” SFAS No. 123R requires employee stock options and rights to purchase shares under stock participation plans to be accounted for under the fair value method, and eliminates the ability to account for these instruments under the intrinsic value method prescribed by APB Opinion No. 25, and allowed under the original provisions of SFAS No. 123. SFAS No. 123R requires the use of an option pricing model for estimating fair value, which is amortized to expense over the service periods. The requirements of SFAS No. 123R are effective for fiscal periods beginning after December 15, 2005. If the Company had applied the provisions of SFAS No. 123R to the financial statements for the period ending December 31, 2004, net loss would have been increased by approximately $7.5 million. SFAS No. 123R allows for either prospective recognition of compensation expense or retrospective recognition, which may be back to the original issuance of SFAS No. 123 or only to interim periods in the year of adoption. The Company is currently evaluating these transition methods.

Liquidity and Capital Resources

Our cash requirements depend on numerous factors, including completion of our product development activities, ability to commercialize our on-site energy products, market acceptance of our systems and other factors. We expect to devote substantial capital resources to continue our development programs directed at commercializing our on-site energy products for worldwide use, hiring and training our production staff, developing and expand our manufacturing capacity, continue expanding our production and our research and development activities. We expect to pursue the expansion of our operations through internal growth and strategic acquisitions and expect that such activities will be funded from existing cash and cash equivalents, issuance of additional equity or debt securities or additional borrowings subject to market and other conditions. The failure to raise the funds necessary to finance our future cash requirements or consummate future acquisitions could adversely affect our ability to pursue our strategy and could negatively affect our operations in future periods. We anticipate incurring substantial additional losses over at least the next several years and believe that our current cash, cash equivalents and marketable securities balances will provide sufficient capital to fund operations for at least the next twelve months.

Several key indicators of liquidity are summarized in the following table:

	Six Months Ended June 30, 2005 (2)	Six Months Ended June 30, 2004 (2)	Year Ended December 31, 2004 (2)
Cash, cash equivalents and marketable securities (1)	$47,211,000	$82,879,000	$66,849,000
Working capital (1)	45,558,000	81,996,000	64,073,000
Net loss	23,423,000	23,251,000	46,739,000
Net cash used in operating activities	19,378,000	18,550,000	33,896,000
Purchase of property plant and equipment	941,000	708,000	1,617,000

(1)	End of period.
(2)	Numbers presented in this table are rounded to the nearest thousand.

During the six months ended June 30, 2005, the Company used $19.4 million of cash for operating activities consisting primarily of a net loss of $23.4 million offset, in part, by non-cash expenses in the amount of $5.1 million, including $1.7 million for amortization and depreciation, $1.8 million for stock based compensation, $688,000 for amortization of intangible assets and $898,000 for equity losses in affiliates. Changes in operating assets and liabilities consumed $1.1 million in cash for operating activities.

During the six months ended June 30, 2005, net cash provided by investing activities was $17.3 million consisting of $18.3 million provided by marketable securities offset by $941,000 used to purchase property plant and equipment. Cash provided by financing activities was $523,000 consisting primarily of net proceeds from the issuance of common stock for stock options exercised and shares purchased under the Employee Stock Purchase Program during the six months ended June 30, 2005.

Since inception, net cash used in operating activities has been $281.8 million and cash used in investing activities has been $44.1 million, including our purchase of property, plant and equipment in the amount of $32.6 million, our investments in marketable securities in the amount of $30.1 million and offset, in part, by our net proceeds from acquisition of $29.5 million.

From inception through June 30, 2005, our stockholders in the aggregate have contributed $349.9 million in cash, including $93.0 million in net proceeds from our initial public offering and $106.6 million in net proceeds from our follow-on public offerings. Additionally, in the first quarter of 2003, we issued approximately 9.0 million shares of common stock in connection with a merger transaction with H Power Corp. which increased our consolidated cash, cash equivalents and marketable securities by approximately $29.5 million, after payment of certain integration costs and expenses associated with the consummation of the merger of approximately $7.1 million.

From inception through June 30, 2005, we have incurred losses of $378.8 million and expect to continue to incur losses as we continue our product development and commercialization programs and prepare for the commencement of large scale manufacturing operations. We expect that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial as a result of, among other factors, the number of systems we produce and install, the cost and sales price of such systems, the related service requirements necessary to maintain those systems and potential design changes required as a result of field testing.

BUSINESS

Overview

We are a development stage enterprise involved in the design, development and manufacture of on-site energy systems for commercial and residential energy consumers worldwide. We are organized in the State of Delaware and were originally formed as a joint venture between Edison Development Corporation and Mechanical Technology Incorporated in the State of Delaware on June 27, 1997 and succeeded by merger to all the assets, liabilities and equity of Plug Power L.L.C. on November 3, 1999.

We are focused on an platform-based systems architecture, which includes PEM fuel cell and fuel processing technologies, from which we are offering or developing multiple products. We are currently offering our GenCore® product for commercial sale. Our GenCore® product is a back-up power product for telecommunications, broadband, utility and industrial uninterruptible power supply (UPS) applications. We are also developing additional products for continuous run power applications, with optional combined heat and power capability for remote small commercial and remote residential applications and an on-site hydrogen generation product for use in a variety of industrial gas applications.

Since 2001, we have installed over 550 systems worldwide. Our prime power systems have produced approximately 5.3 million kilowatt hours of electricity and have accumulated over two million operating hours. Our back-up power products have been deployed with 17 telecommunications carriers and utility customers in North and South America, Europe, the United Kingdom, Japan and South Africa.

Fuel Cells and Fuel Cell Industry Background

Fuel cell technology has existed since the 19th century, and PEM fuel cells were first developed in the 1950s. A fuel cell is an electrochemical device that combines hydrogen and oxygen to produce electric power without combustion. Hydrogen is derived from hydrocarbon fuels such as natural gas, propane, methanol or gasoline and can also be obtained from the electrolysis of water, stored hydrogen or a hydrogen pipeline. A single PEM fuel cell consists principally of two electrodes (the anode and the cathode) separated by a polymer electrolyte membrane. Each of the electrodes is coated on one side with a platinum-based catalyst. Hydrogen fuel is fed into the anode and air enters through the cathode. Promoted by the platinum catalyst, the hydrogen molecule splits into two protons and two electrons. The electrons are conducted around the membrane, creating an electric current; the protons from the hydrogen molecule are transported through the polymer electrolyte membrane and combine at the cathode with the electrons and oxygen from the air to form water and produce heat. To obtain the desired level of electric power, individual fuel cells are combined into a fuel cell stack. Increasing the number of fuel cells in a stack increases the voltage, while increasing the surface area of each fuel cell increases the current.

In addition to a fuel cell stack, a complete PEM fuel cell power system generally includes supporting subsystems, such as fuel, air supply, cooling and control systems, and may also require a power inverter or power conditioner to convert the direct current (DC) produced by the fuel cell stack into alternating current (AC). If the PEM fuel cell system does not use hydrogen directly as its fuel, then a fuel processor is also required in order to extract hydrogen from hydrocarbon fuels.

Market Opportunities

Clean Edge Consulting, a research and strategy firm for emerging clean energy markets, estimates that the market for clean and reliable on-site energy, including renewable sources and fuel cells, could grow to more than $100 billion globally by 2014, from an estimated $16 billion in 2004. We believe a significant market opportunity for our fuel cell technology, and specifically our GenCore® product, is the reserve power lead-acid battery market. Frost and Sullivan, a provider of market consulting information and research on emerging high-technology and industrial markets, estimates that the global market for reserve power lead-acid batteries is $1.5 billion.

Our next generation continuous run product, GenSys®, is targeted for small off-grid commercial and residential applications. Based on our market research and estimates from industry sources such as In-Stat, a provider of research, assessments and market forecasts of semiconductors and advanced communications equipment and services, we believe the U.S. market for our GenSys® product is between 150,000 – 180,000 systems and the international market is equal to or greater in size than the U.S. market. GE Fuel Cell Systems, LLC (GEFCS) and DTE Energy Technologies, Inc. (DTE) currently hold exclusive distribution rights to our GenSys® product.

Product Development and Commercialization

We currently have one commercial product line, GenCore®, which we are continuing to enhance and broaden. Our GenCore® product line is focused on providing back-up, DC power products in a power range of 1-12 kilowatts for applications in the telecom, broadband, utility and industrial UPS market applications. In the fourth quarter of 2003, we began initial shipments of the GenCore® 5T product, and have shipped 152 units through June 30, 2005. We have recently announced three separate orders for a total of 116 of our GenCore® back-up fuel cell systems from Tyco and the sale of 12 GenCore® systems to the Florida Department of Environmental Protection, marking the first commercial purchase of GenCore® product by a state agency.

In addition, we also continue to advance the development of our other technology platforms, including:

GenSys®—We are developing GenSys® into a platform that is expected to support a number of products, including systems fueled by liquefied petroleum gas (LPG) for remote applications and, eventually, grid-connected light commercial and residential applications fueled by LPG or natural gas. In connection with the development of our GenSys® platform, we are developing combined heat and power (CHP) fuel cell systems for light commercial and residential applications that provide supplemental heat as electricity is produced. The GenSys® development effort also includes a joint development program with Vaillant, under which we are developing a product that combines our fuel cell system with Vaillant’s gas heating technology to provide heat, electricity and hot water for the European light commercial and residential markets. We expect to begin field testing the next generation GenSys® later this year.

GenSite™—We have combined our proprietary fuel processor technology with available commercial components for gas compression, purification and storage to further develop GenSite™, an on-site hydrogen gas generator. This product is expected to target certain applications now served by packaged hydrogen gas (cylinders or tube trailers) or electrolyzers. We currently have 2 prototype systems and we expect to install and operate a number of GenSite™ systems at customer locations in 2005.

Home Energy Station—We are also currently developing technology in support of the automotive fuel cell market under an agreement with Honda, under which we are exclusively and jointly developing and testing a fuel cell system that provides electricity and heat to a home or business, while also providing hydrogen fuel for a fuel cell vehicle.

GenDrive™—The GenCore® platform is expected to provide the basis for our development of the GenDrive™ product, a hydrogen-fueled battery-replacement module for material handling equipment. We are exploring partnerships with equipment manufacturers and end users to further develop the GenDrive™ product.

Distribution, Marketing and Strategic Relationships

Since our inception, we have formed strategic relationships, both domestically and internationally, with suppliers of key components, developed distributor and customer relationships and have entered into development and demonstration programs with electric utilities, government agencies and other energy providers. These relationships include distribution, marketing and technology arrangements with companies such as General Electric Company (GE), Honda, Vaillant, Tyco, Pemeas, Engelhard and DTE, and relationships with supply chain partners, including 3M, Dana, Toyo, Entegris, Parker and Arvin Meritor. Some of these relationships are described in greater detail below.

GE Entities:    In February 1999, we entered into an agreement with GE MicroGen, Inc. to form GE Fuel Cell Systems, LLC (GEFCS), in which we hold a 40% interest, to exclusively market, sell, install and service our stationary PEM fuel cell systems on a global basis, with the exception of the states of Illinois, Indiana, Michigan and Ohio, in which DTE has exclusive distribution rights. We have since amended our initial agreements with GE MicroGen, Inc. and GEFCS to expand GEFCS’ exclusive worldwide distribution rights to include all of our stationary PEM fuel cell systems. In October 2003, we further amended our distribution agreement to provide for the ability to sell directly or negotiate nonexclusive distribution rights to third parties for our GenCore® back-up power product line and our GenSite™ hydrogen generation product line.

General Electric:    In addition to the distribution agreement described above, we have entered into a separate agreement with GE relating to product development and we have agreed to source technical support services from GE, including engineering, testing, manufacturing and quality control services. Under the initial agreement, we are committed to purchase a minimum of $12.0 million of such services through September 2004. During 2004, the parties extended this period through December 2007.

Honda:    As described above, we have an agreement with Honda to exclusively and jointly develop and test the Home Energy Station. We are currently entering Phase III development of a third generation home energy station prototype. In addition, we have signed a new agreement with Honda to collaborate on research and development activities for future products.

Tyco:    We have an agreement with Tyco for Tyco to market, promote and sell our GenCore® 5T fuel cell systems under both the Tyco Electronics and Plug Power brands. This agreement is complemented by a nationwide service and installation agreement for GenCore® between us and Tyco.

Vaillant:    We have an agreement with Vaillant, to develop a fuel cell heating appliance that combines our fuel cell system with Vaillant’s gas heating technology to provide heat, electricity and hot water for the European light commercial and residential markets.

Pemeas:    We have a joint development agreement with Pemeas to develop, on an exclusive basis, a high temperature membrane electrode unit for stationary fuel cell systems with net electrical output of between 750 watts and 25 kilowatts. Additionally, we have the option to work with Pemeas on a non-exclusive basis to develop a high-temperature membrane electrode unit for stationary fuel cell systems with net electrical output of less than 750 watts or greater than 25 kilowatts.

Engelhard:    We have an agreement with Engelhard for the development and supply of advanced catalysts to increase the overall performance and efficiency of our fuel processor.

DTE Energy:    We have a distribution agreement with DTE for DTE to exclusively market, sell, install and service our stationary PEM fuel cell systems in the states of Michigan, Ohio, Illinois and Indiana. Under an amendment to the agreement in February 2004, we can sell directly or negotiate nonexclusive distribution rights to third parties for our GenCore® back-up power product line, and our GenSite™ hydrogen generation product line.

Strategy

We believe we can continue to have a competitive advantage and be an industry leader in the development and commercialization of clean, reliable on-site energy by:

•	Aggressively accelerating commercialization by targeting large, near-term markets with our initial GenCore® commercial product, while positioning our future products to address longer-term mass market applications;

•	Focusing on reliability improvements and cost reductions;

•	We expect to reduce GenCore® direct materials cost by 25% in 2005 in order to be more cost competitive compared to other alternatives;

•	Leveraging key strategic relationships with General Electric Company (GE), Honda, Tyco, Vaillant and others to facilitate product development and cost reduction in next generation product lines and to expand into broader market applications; and

•	Capitalizing on state, federal and international incentives and potential federal energy policy changes.

Competitive Advantages

Our product development activities have been focused on creating a system architecture utilizing PEM technology for a range of applications. We believe this gives us a competitive advantage that will enable us to leverage our experience to broaden our future product offerings. We believe our competitive advantages include:

•	One of the first commercially available fuel cell products for the telecommunication industry (traditional, wireless, and broadband) and electric utilities, which has:

•	Remote diagnostic capabilities;

•	Cost efficient life cycle compared to batteries and generators; and

•	Environmental durability in extreme conditions.

•	A focus on product cost reduction;

•	More field experience than other industry participants, with more than 550 systems worldwide, accumulating over 2 million operating hours and generating over 5 million kilowatt hours of electricity;

•	Longstanding key strategic partnerships with well established companies related to distribution and product development;

•	Relationships with key supply chain partners including 3M Company (3M), Engelhard Corporation (Engelhard), Parker Hannifin Corporation (Parker Hannifin) and Dana Corporation (Dana);

•	Lean manufacturing processes, designed to efficiently allow for flexibility for an expanding product portfolio;

•	A focus on attaining quality certifications, including NEBS, UL and others, providing a first-mover advantage;

•	Strong service, training and standardized installation materials to support the requirements of the major telecommunications carriers;

•	A sizable technology position with an intellectual property portfolio consisting of 137 patents issued and 159 patents pending; and

•	An experienced and committed management team in place since 2001.

Proprietary Rights

We believe that neither we nor our competitors can achieve a significant proprietary position on the basic technologies currently used in PEM fuel cell systems. However, we believe the design and integration of our system and system components, as well as some of the low-cost manufacturing processes that we have developed, is intellectual property that can be protected.

During the first half of 2005, we increased our technology portfolio by adding 4 new patents. At June 30, 2005, we had 137 patents and 159 patents pending worldwide. Additionally, patents were filed with Honda relating to development work for the Home Energy Station. These patents cover, among other things: fuel cell components that reduce manufacturing part count; fuel cell system designs that lend themselves to mass manufacturing; improvements to fuel cell system efficiency reliability and longer system life; and control strategies, such as added safety protections and operation under extreme conditions. In general, our employees agree that all inventions (whether patented or not) made or conceived while an employee of Plug Power, which are related to or result from work or research that Plug Power performs, will remain the sole and exclusive property of Plug Power.

Competition

There are a number of companies located in the United States, Canada and abroad that are developing PEM fuel cell technology. Additionally, a number of major automotive companies have in-house PEM fuel cell development efforts.

We also compete with companies that are developing other types of fuel cells. There are four types of fuel cells other than PEM fuel cells that are generally considered to have possible commercial applications: phosphoric acid fuel cells, molten carbonate fuel cells, solid oxide fuel cells and alkaline fuel cells. Each of these fuel cells differs in the component materials, as well as in its overall operating temperature. While all fuel cell types may have potential environmental and efficiency advantages over traditional power sources, we believe that PEM fuel cells can be manufactured less expensively and are more efficient and more practical in small-scale stationary applications. Further, most automotive companies have selected PEM technology for fuel-cell-powered automobiles, which we expect will help establish a stronger industry around PEM technology and may result in a lower cost as compared to the other fuel cell technologies.

Our systems also compete with other distributed generation technologies, including microturbines and reciprocating engines, which are available at prices competitive with existing forms of power generation. We believe that our fuel cell systems will have a competitive advantage over these distributed generation technologies in that they can be more easily scaled to a range of applications and are expected to be more efficient in following the load profile of customers. Our systems will also compete with solar- and wind-powered systems and with certain types of battery technologies.

Government Regulation

We do not believe that we will be subject to existing federal and state regulatory commissions governing traditional electric utilities and other regulated entities. Our product and its installation is, however, subject to oversight and regulation at the state and local level in accordance with state and local statutes and ordinances relating to, among others, building codes, public safety, electrical and gas pipeline connections, hydrogen siting and related matters. The level of regulation may depend, in part, upon whether a system is placed outside or inside a home or business. For example, the 2002 National Electric Code (NEC) is a model code adopted by the National Fire Protection Association that governs the electrical wiring of most homes, businesses and other buildings. The NEC has been adopted by local jurisdictions throughout the United States and is enforced by local officials, such as building and electrical inspectors. Article 692 of the NEC governs the installation of fuel cell systems. Accordingly, all our systems installed in a jurisdiction that has adopted the 2002 NEC must be installed in accordance with Article 692. In addition, product safety standards have been established covering the overall fuel cell system (CSA FC-1 formerly ANSI Z21.83) and the power conversion electronics (UL 1741). Our product has been certified by CSA International to be in compliance with the safety requirements of CSA FC-1, and our power conditioning system, an inverter, has been listed to UL1741 by Underwriter’s Laboratories. Other than these requirements, at this time, we do not know what additional requirements, if any, each jurisdiction will impose on our product or its installation. We also do not know the extent to which any new regulations may impact our ability to distribute, install and service our product. Once our product reaches the commercialization stage and we begin distributing our systems to our early target markets, the federal, state or local government entities or competitors may seek to impose regulations.

Employees

As of June 30, 2005, we had a total staff of 315, including 309 full-time employees, of which 215 were engineers, scientists and other degreed professionals. We continuously monitor our workforce in an effort to identify specific areas of need, job redundancies, or inefficiencies based on our stage of development.

Available information

We maintain a website with an Internet address of www.plugpower.com. The information contained on our website is not included as a part of, or incorporated by reference into, this prospectus supplement or accompanying prospectus. Other than an investor’s own internet access charges, we make available free of charge, through our website, our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after we have electronically filed such material with, or furnished such material to, the SEC.

MANAGEMENT

Our executive officers and directors, their positions and ages as of June 30, 2005, and the years they began their current principal positions are as follows:

Name	Position	Age	Position Held Since
Dr. Roger B. Saillant	President, Chief Executive Officer and Director	62	2000
Gregory A. Silvestri	Chief Operating Officer	44	2000
David A. Neumann	Vice President and Chief Financial Officer	42	2003
Mark A. Sperry	Vice President and Chief Marketing Officer	44	2000
Dr. John F. Elter	Vice President and Chief Technology Officer	63	2004
Gerard L. Conway	General Counsel	41	2004
Anthony F. Earley, Jr.	Director	55	1997
Gary K. Willis	Director	59	2003
George C. McNamee	Director	58	1997
Douglas T. Hickey	Director	49	2000
J. Douglas Grant	Director	67	2002
John M. Shalikashvili	Director	68	1999
Larry G. Garberding	Director	66	1997
Richard R. Stewart	Director	55	2003
Maureen O. Helmer	Director	48	2004

Dr. Roger B. Saillant has served as our President and Chief Executive Officer and a member of the Board of Directors since December 2000. Prior to joining Plug Power, Dr. Saillant spent over 30 years with Ford Motor Company and Visteon Corporation, a full-service supplier of technology solutions to automotive manufacturers within the automotive aftermarket, a spin-off of Ford Motor Company, where he most recently served as Vice President and General Manager of Visteon’s Energy Transformation Systems group. Dr. Saillant was responsible for several billion in revenue, including Visteon’s Distributive Power unit, and for overseeing 12,000 employees on four continents. While at Ford Motor Company and Visteon Corporation, he held numerous management positions in the areas of component engineering, catalysts, electronics and manufacturing. Dr. Saillant holds a Bachelor of Science degree in Chemistry from Bowdoin College and a Ph.D. in Chemistry from Indiana University, as well as a post-doctorate degree in Organometallic Chemistry from the University of California.

Gregory A. Silvestri has served as Chief Operating Officer since August 2000. In that capacity, Mr. Silvestri manages the full range of manufacturing activities, product engineering and supply chain management. From June 1999 to August 2000 Mr. Silvestri served as our Vice President of Operations. From May 1991 to May 1999, Mr. Silvestri served in a number of senior general management positions responsible for North American and Asia-Pacific operations for Norton Company, an operating unit of Saint-Gobain Corporation that supplies engineered materials to a variety of industries. Prior to that time, Mr. Silvestri served as an Engagement Manager within the Industrial Practice Group of McKinsey & Company. Mr. Silvestri received his Bachelor of Science and Engineering degree in Chemical Engineering from Princeton University and a Masters in Business Administration degree, with honors, from the University of Virginia.

David A. Neumann was appointed Vice President and Chief Financial Officer in January 2003. In that capacity, Mr. Neumann is responsible for management of finance, accounting, investor relations and information systems. Prior to his appointment, Mr. Neumann served as Corporate Controller for the Company since December 1997. Prior to joining the Company, Mr. Neumann was with Trans World Entertainment, where he managed the external reporting functions of the Company. Mr. Neumann also held the position of Assistant Corporate Controller for The Raymond Corporation in Greene, New York and was a senior associate with PricewaterhouseCoopers (formerly Coopers & Lybrand). Mr. Neumann is a Certified Public Accountant and holds a Bachelor of Science degree in Accounting from the State University of New York at Plattsburgh.

Mark A. Sperry has served as Vice President and Chief Marketing Officer since May 2000. In that capacity, Mr. Sperry is responsible for all sales and marketing activities including product strategy development, channel management, market engagement, government relations and marketing communications. Additionally, Mr. Sperry manages our field service and applications development activities. Prior to joining the Company, Mr. Sperry spent 15 years at Xerox Corporation, where he most recently served as Vice President and General Manager for the Production Color Business within the North American Solutions Group. While at Xerox, he held a wide variety of positions spanning finance, operations, marketing and strategy, including worldwide marketing responsibility for the highly successful, multi-billion dollar DocuTech product family. Mr. Sperry received Bachelor of Arts degrees in Economics and Political Science from Dickinson College and a Masters in Business Administration from Syracuse University.

Dr. John F. Elter has served as Vice President and Chief Technology Officer since September 2004 prior to which he was the Vice President of Research and Systems Architecture since March 2001. Prior to joining Plug Power, Dr. Elter worked at Eastman Kodak Corporation, where he most recently served as Vice President and Chief Technology Officer in the professional division. Prior to his employment at Eastman Kodak Corporation, Dr. Elter spent over 30 years at Xerox Corporation, where he held a variety of management positions spanning advanced technology, engineering, quality, strategy and architecture, business development and operations. Dr. Elter has a proven track record in leading high technology innovation and product commercialization, which includes two major product platforms at Xerox Corporation that have generated over $40 billion in revenue. Dr. Elter holds a Bachelor of Science degree in Mechanical Engineering from Purdue University, a Master of Science degree in Mechanical Engineering from New York University and a Ph.D. in Mechanical and Aerospace Sciences from the University of Rochester.

Gerard L. Conway, Jr. has served as General Counsel since September 2004 prior to which he was Associate General Counsel and Director of Governmental Relations since joining Plug Power in July 2000. Mr. Conway advises Plug Power on legal issues in such areas as corporate law, securities, contracts, strategic alliances and intellectual property. Mr. Conway has over thirteen years of experience in general business, corporate real estate and government relations matters. Prior to joining Plug Power, Mr. Conway spent four years with Featherstonhaugh, Conway, Wiley & Clyne, LLP as an Associate concentrating in government relations, business and corporate law. Mr. Conway holds a Juris Doctorate from the Boston University School of Law and a Bachelor of Arts from Colgate University.

Anthony F. Earley, Jr. has served as a director of DTE Energy Company since 1994, as Chairman of the Board and Chief Executive Officer of DTE Energy Company and its subsidiary, The Detroit Edison Company, since 1998, and as President and Chief Operating Officer of DTE Energy Company and Detroit Edison since 1994. From 1989 to 1994, Mr. Earley served as the President and Chief Operating Officer of Long Island Lighting Company. Mr. Earley currently serves as a director of Comerica Inc., and MASCO Corporation. Mr. Earley received a Bachelor of Science degree in Physics, a Master of Science degree in Engineering and a Juris Doctorate from the University of Notre Dame.

Gary K. Willis retired as Chairman of the Board of Directors of Zygo Corporation, a provider of metrology, optics, optical assembly, and systems solutions to the semiconductor, optical manufacturing, and industrial/automotive markets, in November 2000 after having served in that capacity since November 1998. Mr. Willis had been a director of Zygo Corporation since February 1992 and also served as President from 1992 to 1999 and as Chief Executive Officer from 1993 to 1999. Prior to joining Zygo Corporation, Mr. Willis served as the President and Chief Executive Officer of The Foxboro Company, a manufacturer of process control instruments and systems. Mr. Willis is also a director of Rofin-Sinar Technologies, Inc., Benthos Corporation and Middlesex Health Services, Inc. Mr. Willis also serves as a member of the Audit Committee of Rofin-Sinar Technologies, Inc. and Benthos Corporation, a member of the Compensation Committee of Rofin-Sinar Technologies, Inc. and Chairman of the Compensation Committee of Benthos Corporation. Mr. Willis holds a Bachelor of Science degree in Mechanical Engineering from Worcester Polytechnic Institute.

George C. McNamee has served as Chairman of First Albany Companies Inc., a specialty investment banking firm, since 1984 and is a managing partner of FA Technology Ventures, an information and energy technology venture capital firm. Mr. McNamee also serves as a director of IRobot and Autotask. Mr. McNamee is a member of the Board of Directors of the New York Conservation Education Fund. Mr. McNamee received his Bachelor of Arts degree from Yale University.

Douglas T. Hickey has served as General Partner at Hummer-Winblad Venture Partners, a software venture capital firm, since October 2001. Prior to 2001, Mr. Hickey served as Chief Executive Officer and Director of Critical Path Inc., a messaging services provider. Prior to joining Critical Path, he was Senior Vice President of Frontier Corporation and President of Frontier GlobalCenter, leading Frontier’s strategic direction into the internet and data environment. Mr. Hickey joined GlobalCenter in its infancy and, as Chief Executive Officer, built that company into one of the leading web hosting organizations, ultimately leading to its merger with Frontier. Prior to joining GlobalCenter, he was President of Internet services at MFS Communications, which acquired UUnet Technologies, the first commercial Internet service provider. Before joining MFS Communications, Mr. Hickey was general manager of North American sales and field operation at wireless pioneer Ardis, a Motorola company. He led Ardis’s marketing and sales operation, including its successful direct and indirect distribution channels. Mr. Hickey holds a degree in Economics from Siena College.

J. Douglas Grant is a director of Sceptre Investment Counsel Limited, a leading Canadian investment management firm, and served as Chairman from 1986 to 2003 and as Chief Executive Officer from 1976 to 1990. In 1974 Mr. Grant was the President of the Toronto Society of Financial Analysts. Mr. Grant is currently a Director of the Ontario Teachers Pension Plan, the second largest pension fund in Canada. Mr. Grant attended the University of Toronto and graduated with a Bachelor of Arts in Political Science and Economics. Mr. Grant is a Fellow of the Institute of Chartered Accountants of Ontario and is a Chartered Financial Analyst. Mr. Grant’s son is the son-in-law of Dr. Roger B. Saillant, Plug Power’s President and Chief Executive Officer.

John M. Shalikashvili (U. S. Army-ret) was the senior officer of the United States military and principal military advisor to the President of the United States, the Secretary of Defense and National Security Council by serving as the thirteenth Chairman of the Joint Chiefs of Staff, Department of Defense, for two terms from 1993 to 1997. Prior to his tenure as Chairman of the Joint Chiefs of Staff, he served as the Commander in Chief of all United States forces in Europe and as NATO’s tenth Supreme Allied Commander, Europe. He has also served in a variety of command and staff positions in the continental United States, Alaska, Belgium, Germany, Italy, Korea, Turkey and Vietnam. General Shalikashvili is currently a director of L-3 Communications Holdings, Inc., a manufacturer of communications and related equipment, The Boeing Company, United Defense Industries, Inc., a publicly traded manufacturer of military track equipment and naval armament and the Russell Trust Co, a wholly owned subsidiary of Frank Russell Company, a non-depository bank. General Shalikashvili received a Bachelor of Science degree in Mechanical Engineering from Bradley University and a Master of Arts degree in International Affairs from George Washington University, and is a graduate of the Naval Command and Staff College and the United States Army War College.

Larry G. Garberding was a Director and Executive Vice President and Chief Financial Officer of DTE Energy Company and the Detroit Edison Company from 1990 until retiring in 2001. Mr. Garberding is currently a Director of Altarum Institute, a non-profit research and innovations institute, H2Gen Innovations, Inc., a developer of hydrogen generation equipment, Intermagnetics General Corporation, a manufacturer of magnetic resonance imaging and instrumentation products and Intermap Technologies Corporation, a digital mapping company. Mr. Garberding received a Bachelor of Science degree in Industrial Administration from Iowa State University.

Richard R. Stewart serves as President and Chief Executive Officer of GE Aero Energy (a business of GE Energy), a $2 billion segment of the General Electric Company that is headquartered in Houston, Texas and is a leading supplier of aeroderivative gas turbines for marine and commercial applications and the world’s largest aeroderivatives gas turbine service provider. Mr. Stewart began his General Electric career in 1998, as a result of

General Electric’s acquisition of Stewart & Stevenson Services, Inc. Mr. Stewart began his career at Stewart and Stevenson Services, Inc. in 1972. Throughout his 26 years with Stewart & Stevenson, he was promoted in various positions and was Group Vice President and had served on the Board of Directors for 4 years at the time of the acquisition. Mr. Stewart graduated from the University of Texas, in Austin, Texas with a B.B.A. in Finance.

Maureen O. Helmer has been partner in the Albany, New York law firm of Couch White, LLP since April of 2003. From 1998 to 2003, Ms. Helmer served as Chairman of the New York State Public Service Commission. While Chairman, Ms. Helmer also served as Chairman of the New York State Board on Electric Generation Siting and the Environment. Prior to her appointment as Chairman, Ms. Helmer served as Commissioner of the Public Service Commission from 1997 and was General Counsel to the Department of the Public Service Commission from 1995 through 1997. Ms. Helmer currently serves on the Foundation Board of the State University of New York at Albany and the Steering Committee for the Rappleyea Lawyer in Residence Initiative at Albany Law School Government Law Center. Ms. Helmer received a Bachelor of Science degree in Economics from the State University of New York at Albany and a Juris Doctorate from Buffalo Law School.

UNDERWRITING

Citigroup Global Markets Inc. is acting as sole book-running manager of the offering and Citigroup Global Markets Inc. and Stephens Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of shares
Citigroup Global Markets Inc.
Stephens Inc.

Total	11,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $             per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $             per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,650,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

We and our officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, except that certain officers may sell up to an aggregate of 75,000 shares of our common stock during this period in connection with the exercise of stock options. Citigroup in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

Each underwriter has represented, warranted and agreed that:

•	it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any shares included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom; and

•	the shares included in this offering may not be offered in The Netherlands other than (i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than EUR 43,000,000 and (3) an annual net turnover of more than EUR 50,000,000, as shown in its last annual or consolidated accounts, (iii) to any legal entity which and any natural person who has asked to be considered as a professional market party and is registered pursuant to the Dutch Exemption Regulation (Vrijstellingsregeling Wte 1995), and (iv) in any other circumstances which do not require the publication of a prospectus pursuant to the Dutch Exemption Regulation. Each person acquiring the shares included in this offering, by its acceptance thereof, will be deemed to have represented, warranted and agreed to the foregoing.

The common stock is quoted on the Nasdaq National Market under the symbol “PLUG.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

Paid by Plug Power
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

In connection with the offering, Citigroup and Stephens may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup or Stephens repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In addition, in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in the common stock on the Nasdaq National Market, prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the Nasdaq

National Market no higher than the bid prices of independent market makes and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day or limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

We estimate that the total expenses of this offering payable by us, exclusive of underwriting discounts and commissions, will be approximately $300,000.

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

Certain legal matters, including the legality of the shares of common stock being offered hereby, are being passed upon for Plug Power by Goodwin Procter LLP, Boston, Massachusetts.

Certain legal matters related to this offering are being passed upon for the underwriters by King & Spalding LLP, New York, New York.

EXPERTS

The consolidated financial statements of Plug Power Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

We are subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance therewith, we file reports, proxy statements and other information with the SEC. You may read and copy any reports or other information we file at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also request copies of our filings at the prescribed duplication rates by writing to the SEC’s Public Reference Room. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov containing reports, proxy statements and other information regarding registrants, including Plug Power, that are filed electronically with the SEC. In addition, reports, proxy statements and other information concerning Plug Power may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to incorporate by reference into this prospectus supplement information that we file with it. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus supplement. The information incorporated by reference is an important part of this prospectus supplement, and information that we later file with the SEC will automatically update and supersede the information in this prospectus supplement and the documents listed below.

The following documents previously filed by us with the SEC are incorporated by reference into, and made a part of, this prospectus supplement as of its respective date:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	our Proxy Statement filed on April 18, 2005 for our Annual Meeting of Stockholders held on May 18, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

•	the description of our common stock contained in our registration statement on Form 8-A filed on November 1, 1999, and any amendments or reports filed for the purpose of updating such description.

All future filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the securities offered pursuant to this prospectus supplement shall be deemed to be incorporated by reference into this prospectus supplement and shall be a part of this prospectus supplement from the date of filing of such document.

You may request a copy of any or all of the documents that have been incorporated by reference into this prospectus supplement (not including exhibits to such documents unless those exhibits are specifically incorporated by reference into this prospectus supplement), at no cost, by writing us at the following address or telephoning us at the following number:

Plug Power Inc.

968 Albany-Shaker Road

Latham, New York 12110

Attention: David A. Neumann

(518) 782-7700

FINANCIAL STATEMENTS

Plug Power Inc. and Subsidiaries

(A Development Stage Enterprise)

Condensed Consolidated Balance Sheets

	June 30, 2005	December 31, 2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,439,334	$18,976,767
Restricted cash	365,000	365,000
Marketable securities	29,771,253	47,872,662
Accounts receivable	1,123,393	2,989,481
Inventory	5,313,191	3,527,140
Prepaid expenses and other current assets	1,263,871	1,230,713

Total current assets	55,276,042	74,961,763
Restricted cash	3,965,274	3,965,274
Property, plant and equipment, net	21,103,934	21,829,254
Intangible asset	—	687,500
Investment in affiliate	4,886,629	5,785,358
Goodwill	10,388,980	10,388,980
Other assets	330,477	379,361

Total assets	$95,951,336	$117,997,490

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,442,378	$2,339,143
Accrued expenses	2,157,441	2,447,316
Deferred revenue	4,724,720	5,675,227
Current portion of capital lease obligation and long-term debt	393,996	427,238

Total current liabilities	9,718,535	10,888,924
Long-term debt	3,998,391	3,998,391
Other liabilities	1,026,118	997,349

Total liabilities	14,743,044	15,884,664

Stockholders’ equity:
Preferred stock, $0.01 par value per share; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value per share; 245,000,000 shares authorized; 73,610,841 shares issued and outstanding at June 30, 2005 and 73,350,878 shares issued and outstanding at December 31, 2004	736,109	733,509
Additional paid-in capital	459,666,158	457,880,663
Unamortized value of restricted stock	(107,456)	(680,459)
Accumulated other comprehensive loss	(325,433)	(482,391)
Deficit accumulated during the development stage	(378,761,086)	(355,338,496)

Total stockholders’ equity	81,208,292	102,112,826

Total liabilities and stockholders’ equity	$95,951,336	$117,997,490

The accompanying notes are an integral part of the condensed consolidated financial statements.

Plug Power Inc. and Subsidiaries

(A Development Stage Enterprise)

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Cumulative Amounts from Inception
	2005	2004	2005	2004
Revenue
Product and service revenue	$1,473,669	$1,508,040	2,530,039	$2,859,127	$27,352,984
Research and development contract revenue	2,183,015	2,176,974	4,347,332	4,111,492	52,840,723

Total revenue	3,656,684	3,685,014	6,877,371	6,970,619	80,193,707
Cost of revenue and expenses
Cost of product and service revenues	975,316	1,753,054	1,682,981	2,647,898	26,882,777
Cost of research and development contract revenue	3,255,333	3,065,020	6,169,792	5,654,906	75,247,037
In-process research and development	—	—	—	—	12,026,640
Research and development expense:
Noncash stock-based compensation	377,080	521,138	749,354	995,321	7,981,429
Other research and development	7,364,196	7,338,143	16,813,184	16,595,345	278,086,797
General and administrative expense:
Noncash stock-based compensation	468,405	479,066	603,949	731,275	15,478,348
Other general and administrative	1,907,101	1,827,074	3,874,834	3,481,564	48,534,449

Operating loss	(10,690,747)	(11,298,481)	(23,016,723)	(23,135,690)	(384,043,770)
Interest income	285,476	442,576	555,724	809,394	20,068,384
Interest expense	(33,892)	(9,561)	(62,862)	(25,440)	(1,094,579)

Loss before equity in losses of affiliates	(10,439,163)	(10,865,466)	(22,523,861)	(22,351,736)	(365,069,965)
Equity in losses of affiliates	(448,274)	(433,523)	(898,729)	(899,341)	(13,691,121)

Net loss	$(10,887,437)	$(11,298,989)	$(23,422,590)	$(23,251,077)	$(378,761,086)

Loss per share:
Basic and diluted	$(0.15)	$(0.15)	$(0.32)	$(0.32)

Weighted average number of shares outstanding	73,493,993	73,054,440	73,471,719	72,997,887

The accompanying notes are an integral part of the condensed consolidated financial statements.

Plug Power Inc. and Subsidiaries

(A Development Stage Enterprise)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,		Cumulative Amounts from Inception
	2005	2004
Cash Flows From Operating Activities:
Net loss	$(23,422,590)	$(23,251,077)	$378,761,086
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,749,779	2,061,947	25,354,604
Equity in losses of affiliates	898,729	899,341	13,691,121
Amortization of intangible asset	687,500	1,375,000	15,124,501
Noncash prepaid development costs	—	708,481	10,000,000
Amortization of deferred grant revenue	—	(100,000)	(1,000,000)
Stock based compensation	1,805,102	2,265,116	23,945,398
Loss on disposal of property, plant and equipment	—	—	32,493
In-kind services	—	—	1,340,000
Amortization and write-off of deferred rent	—	—	2,000,000
In-process research and development	—	—	7,042,640
Accounts receivable	1,866,088	(1,271,269)	(904,052)
Inventory	(1,786,051)	(922,506)	(4,958,618)
Prepaid expenses and other current assets	(39,073)	(433,627)	(3,306,257)
Accounts payable and accrued expenses	(186,640)	(1,327,411)	2,920,585
Deferred revenue	(950,507)	1,446,461	5,724,720

Net cash used in operating activities	(19,377,663)	(18,549,544)	(281,753,951)

Cash Flows From Investing Activities:
Proceeds from acquisition, net	—	—	29,465,741
Purchase of property, plant and equipment	(940,891)	(707,831)	32,645,690
Proceeds from disposal of property, plant and equipment	—	—	310,666
Purchase of intangible asset	—	—	(9,624,500)
Investment in affiliate	—	—	(1,500,000)
Proceeds from sale of marketable securities	23,750,542	33,538,064	766,215,714
Purchases of marketable securities	(5,492,175)	(63,002,825)	796,312,400

Net cash provided by (used in) investing activities	17,317,476	(30,172,592)	(44,090,469)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	—	—	140,342,782
Proceeds from public offerings, net	—	—	201,911,705
Stock issuance costs	—	—	(2,384,072)
Proceeds from shares issued for stock option exercises and employee stock purchase plan	555,996	692,947	10,030,838
Cash placed in escrow	—	—	(4,330,274)
Principal payments on long-term debt and capital lease obligations	(33,242)	(32,692)	(2,287,225)

Net cash provided by financing activities	522,754	660,255	(343,283,754)

(Decrease) increase in cash and cash equivalents	(1,537,433)	(48,061,881)	17,439,334
Cash and cash equivalents, beginning of period	18,976,767	88,685,255	—

Cash and cash equivalents, end of period	$17,439,334	$40,623,374	17,439,334

The accompanying notes are an integral part of the condensed consolidated financial statements.

Plug Power Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Nature of Operations

Description of Business

Plug Power Inc. and subsidiaries (Company) was originally formed as a joint venture between Edison Development Corporation (EDC) and Mechanical Technology Incorporated (MTI) in the State of Delaware on June 27, 1997 and succeeded by merger to all of the assets, liabilities and equity of Plug Power, L.L.C. in November 1999.

The Company is focused on a platform-based systems architecture, which includes PEM fuel cell and fuel processing technologies, from which it is offering or developing multiple products. The Company is currently offering its GenCore® product for commercial sale. The GenCore® product is a back-up power product for telecommunications, broadband, utility and industrial uninterruptible power supply (UPS) applications. The Company is also developing additional products for continuous run power applications, with optional combined heat and power capability for remote small commercial and remote residential applications and an on-site hydrogen generation product for use in a variety of industrial gas applications.

Liquidity

The Company’s cash requirements depend on numerous factors, including completion of its product development activities, ability to commercialize its on-site energy products, market acceptance of its systems and other factors. The Company expects to continue to devote substantial capital resources to continue its development programs directed at commercializing on-site energy products for worldwide use, hiring and training its production staff, developing and expanding its manufacturing capacity, and continuing expansion of its production and its research and development activities. The Company will pursue the expansion of its operations through internal growth and strategic acquisitions and expects that such activities will be funded from existing cash and cash equivalents and issuance of additional equity or debt securities or additional borrowings subject to market and other conditions. The failure to raise the funds necessary to finance its future cash requirements or consummate future acquisitions could adversely affect its ability to pursue its strategy and could negatively affect its operations in future periods. The Company anticipates incurring additional losses over at least the next several years and believes that its current cash, cash equivalents and marketable securities balances will provide sufficient capital to fund operations for at least the next twelve months.

At June 30, 2005, the Company had unrestricted cash, cash equivalents and marketable securities in the amount of $47.2 million and working capital of $45.6 million. Management believes that the Company’s currently available cash, cash equivalents and marketable securities will provide sufficient capital to fund operations for at least the next twelve months.

2. Basis of Presentation

Principles of Consolidation: The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Interim Financial Statements: The unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments, which consist solely of normal recurring adjustments, necessary to present fairly, in accordance with generally accepted accounting principles, the financial position, results of operations and cash flows for all periods presented, have been made. The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full year.

Plug Power Inc.

Notes To Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K filed for the fiscal year ended December 31, 2004.

The information presented in the accompanying condensed consolidated balance sheet as of December 31, 2004 has been derived from the Company’s December 31, 2004 audited consolidated financial statements. All other information has been derived from the Company’s unaudited consolidated financial statements for the periods as of and ending June 30, 2005 and 2004.

Cash Equivalents and Restricted Cash: Cash equivalents consist of money market accounts, overnight repurchase agreements and certificates of deposit with an initial term of less than three months. For purposes of the condensed consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

At June 30, 2005, the Company had restricted cash in the amount of $4.3 million that is required to be placed in escrow to collateralize debt related to the purchase of real estate. The escrowed amounts are recorded under the captions, “Restricted cash” in the accompanying condensed consolidated balance sheets.

Marketable Securities: Marketable securities include investments in corporate debt securities and US Treasury obligations which are carried at fair value and are considered available for sale. At June 30, 2005, the difference between the cost and the fair value of these securities result in an unrealized loss in the amount of $325,000, which is reflected as a component of stockholders’ equity under the caption, “Accumulated other comprehensive loss.” At June 30, 2005, the Company held marketable securities with maturities up to twenty-six months.

Inventory: Inventory is stated at the lower of average cost or market and generally consists of raw materials.

Goodwill and Other Intangible Assets: The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” as of January 1, 2002. Pursuant to SFAS No. 142, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”

Goodwill represents the excess of costs over fair value of net assets acquired pursuant to the March 25, 2003 merger transaction with H Power Corp. (H Power). Amortized intangible assets, including purchased technology and other intangible assets, are carried at cost less accumulated amortization. The Company amortizes these intangible assets on a straight-line basis over their estimated useful lives. The range of estimated useful lives on the Company’s identifiable intangible assets is two to ten years.

Impairment of Long-Lived Assets: Long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows,

Plug Power Inc.

Notes To Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Product and Service Revenue: The Company applies the guidance within SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (SAB 104) in the evaluation of its contracts to determine when to properly recognize revenue. Under SAB 104 revenue is recognized when title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collectibility is reasonably assured.

The Company’s initial sales of GenSys® and GenCore® 5T are contract specific arrangements containing multiple obligations, that may include a combination of fuel cell systems, continued service, maintenance and other support. While contract terms require payment upon delivery and installation of the fuel cell system and are not contingent on the achievement of specific milestones or other substantive performance, the multiple obligations within contractual arrangements are not accounted for separately based on the Company’s limited commercial experience and available evidence of fair value. The Company’s contractual arrangements under its initial commercial sales are with a limited number of customers and the arrangements are separately negotiated and not combined. As a result, the Company defers recognition of product and service revenue and recognizes revenue on a straight-line basis over the stated contractual terms, as the continued service, maintenance and other support obligations expire, which are generally for periods of twelve to twenty-seven months. At June 30, 2005 and December 31, 2004, the Company had deferred product and service revenue in the amount of $3.7 million and $5.5 million, respectively.

As the Company gains commercial experience, including field experience relative to service and warranty based on the sales of initial products, the fair values for the multiple elements within future contracts may become determinable and the Company may, in future periods, recognize revenue upon delivery of the product or may continue to defer recognition, based on application of appropriate guidance within EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” or changes in the manner contractual agreements are structured, including agreements with distribution partners.

Research and Development Contract Revenue: Research and development contract revenue primarily relates to cost reimbursement research and development contracts associated with the development of PEM fuel cell technology. The Company generally shares in the cost of these programs with cost sharing percentages between 20% and 60%. Revenue from “time and material” contracts is recognized on the basis of hours utilized, plus other reimbursable contract costs incurred during the period. At June 30, 2005 and December 31, 2004, the Company had deferred contract revenue of $1.0 million and $200,000, respectively.

Income Taxes: Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We did not report a benefit for federal and state income taxes in the consolidated financial statements as the deferred tax asset generated from our net operating loss has been offset by a full valuation allowance because it is more likely than not that the tax benefits of the net operating loss carryforward will not be realized.

Plug Power Inc.

Notes To Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Stock-Based Compensation: The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations including Financial Accounting Standards Board (“FASB”) Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25,” to account for its fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123. The following table illustrates the effect on net loss if the fair-value-based method had been applied to all outstanding and unvested awards in each period:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net loss, as reported	$(10,887,437)	$(11,298,989)	$(23,422,590)	$(23,251,077)
Add: Stock-based employee compensation expense included in reported net loss	845,485	598,540	1,353,303	1,324,932
Deduct: Total stock-based employee compensation determined under fair value based method	(1,828,390)	(1,828,801)	(3,287,620)	(3,656,938)

Proforma net loss	$(11,870,342)	$(12,529,250)	$(25,356,907)	$(25,583,083)

Loss per share
Basic and diluted—as reported	$(0.15)	$(0.15)	$(0.32)	$(0.32)

Basic and diluted—proforma	$(0.16)	$(0.17)	$(0.34)	$(0.35)

On June 20, 2003, the Company issued 607,804 shares of restricted stock and cancelled 1,810,048 options to purchase common stock in connection with the Company’s offer to eligible employees to exchange options to purchase shares of common stock with an exercise price of $8.53 or greater per share for shares of restricted stock on a three for one basis. The shares of restricted stock received in this exchange will vest in three equal installments effective 21 months, 24 months and 27 months from the date of the exchange. During the three month period ended June 30, 2005, the Company recorded employee compensation expense of approximately $159,000 relating to the issuance of the restricted stock awards. This amount represents recognition of compensation expense on a straight-line basis over the vesting periods of the restricted stock.

Use of Estimates: The unaudited condensed consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements:  In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” SFAS No. 123R requires employee stock options and rights to purchase shares under stock participation plans to be accounted for under the fair value method, and eliminates the ability to account for these

Plug Power Inc.

Notes To Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

instruments under the intrinsic value method prescribed by APB Opinion No. 25, and allowed under the original provisions of SFAS No. 123. SFAS No. 123R requires the use of an option pricing model for estimating fair value, which is amortized to expense over the service periods. The requirements of SFAS No. 123R are effective for fiscal periods beginning after December 15, 2005. If the Company had applied the provisions of SFAS No. 123R to the financial statements for the period ending December 31, 2004, net loss would have been increased by approximately $7.5 million. SFAS No. 123R allows for either prospective recognition of compensation expense or retrospective recognition, which may be back to the original issuance of SFAS No. 123 or only to interim periods in the year of adoption. The Company is currently evaluating these transition methods.

3. Loss Per Share

Loss per share for the Company is calculated as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Numerator:
Net loss	$(10,887,437)	$(11,298,989)	$(23,422,590)	$(23,251,077)
Denominator:
Weighted average number of common shares	73,493,993	73,054,440	73,471,719	72,997,887
Loss per share:
Basic and diluted	(0.15)	(0.15)	(0.32)	(0.32)

No options or warrants outstanding were included in the calculation of diluted loss per share because their impact would have been anti-dilutive. These dilutive potential common shares at June 30, 2005 and 2004 are summarized as follows:

	2005	2004
Number of dilutive potential common shares	6,161,776	5,493,386

4. Investments in Affiliates

GE Fuel Cell Systems, LLC

In February 1999, the Company entered into an agreement with GE MicroGen, Inc. to form GE Fuel Cell Systems, LLC (GEFCS), to exclusively market, distribute, install and service certain of its PEM fuel cell systems under 35 kW designed for use in residential, commercial and industrial stationary power applications on a global basis, with the exception of the states of Illinois, Indiana, Michigan and Ohio, in which DTE Energy Technologies, Inc. (DTE), has exclusive distribution rights. GE MicroGen, Inc. is a wholly owned subsidiary of General Electric Company that operates within GE Energy.

In connection with the formation of GEFCS, the Company issued 2,250,000 shares of its common stock to GE MicroGen, Inc. in exchange for a 25% interest in GEFCS. As of the date of issuance of such shares, the Company capitalized $11.3 million, the fair value of the shares issued, under the caption “Investment in affiliates” in the accompanying consolidated financial statements. In accordance with the terms of the agreement, General Electric Company will provide capital in the form of a loan not to exceed $8.0 million, to fund the operations of GEFCS.

Plug Power Inc.

Notes To Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

In August 2001, the Company amended its agreements with GE Microgen, Inc. and GEFCS to expand GEFCS’ exclusive worldwide distribution rights to include all of its stationary PEM fuel cell systems. In addition, the Company increased its ownership interest in GEFCS from 25% to 40%. In return, the Company granted GE Power Systems Equities, Inc. an option to purchase 725,000 shares of its common stock at any time prior to August 21, 2006 at an exercise price of $15.00 per share. The Company also replaced the product specifications, prices and delivery schedule in their distribution agreement with a high-level, multi-generation product plan, with subsequent modifications being subject to mutual agreement, and extended the term of the agreement to December 31, 2014. In connection with these transactions, the Company capitalized $5.0 million, the fair value, calculated using the Black-Scholes pricing model, of the option to purchase 725,000 shares of Plug Power common stock, under the caption “Investment in affiliates” in the accompanying consolidated financial statements, and is amortizing this amount over the remaining term of the original distribution agreement.

The Company accounts for its interest in GEFCS on the equity method of accounting and adjusts its investment by its proportionate share of income or losses under the caption “Equity in losses of affiliates” in the accompanying consolidated statements of operations. GEFCS had an operating and net loss of approximately $1,000 for the three months ended June 30, 2005. For the three months ended June 30, 2005, equity in losses of affiliates related to GEFCS was approximately $448,000, consisting almost entirely of amortization of the related intangible asset. Accumulated amortization at June 30, 2005 was $11.4 million.

Our distribution agreement with GE Fuel Cell Systems (GEFCS) has been amended on a number of occasions, most recently in April 2005. The amendments to our distribution agreement provide for the ability to sell directly or negotiate nonexclusive distribution rights to third parties for our GenCore® back-up power product line, our GenSite™ hydrogen generation product line and our GenSys® prime power product line (for telecommunication and broadband applications). In exchange, starting in the fourth quarter of 2005 we have agreed to pay a 5% commission for GenCore®, and starting in the fourth quarter of 2005 we have agreed to pay a 5% commission of GenSite™, in each case based on sales price, to GEFCS. We have also agreed to pay a 5% commission for GenSys® beginning in the fourth quarter of 2006. The distribution agreement expires on December 31, 2014.

Under a separate agreement with the General Electric Company, for its product development effort, the Company has agreed to source technical support services, including engineering, testing, manufacturing and quality control services. Under the initial agreement, the Company was committed to purchase a minimum of $12.0 million of such services over a five-year period, which began September 30, 1999. During 2005, the Company and General Electric Company extended this period through December 2007. Through June 30, 2005, the Company had purchased approximately $10.1 million of such services. Additionally, General Electric Company has agreed to act as the agent in procuring certain equipment, parts and components and is providing training services to the Company’s employees regarding procurement activities.

Plug Power Inc.

Notes To Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

5. Goodwill and Other Intangible Assets

The gross carrying amount and accumulated amortization of the Company’s acquired intangible assets as of June 30, 2005 and December 31, 2004 were as follows:

	Weighted Average Amortization Period	June 30, 2005		December 31, 2004
		Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Distribution Agreement	10 years	$16,250,000	$11,363,371	$16,250,000	$10,464,642
Purchased Technology—H Power	2 years	5,500,000	5,500,000	5,500,000	4,812,500

Total		$21,750,000	$16,863,371	$21,750,000	$15,277,142

Amortization expense for acquired intangible assets during the six months ended June 30, 2005 was $1.5 million. Estimated amortization expense for the remainder of 2005 and the succeeding years is as follows:

Estimated Amortization Expense
Remainder of 2005	$896,000
2006	1,792,000
2007	1,792,000
2008	408,000

6. Stockholders’ Equity

Changes in stockholders’ equity for the six months ended June 30, 2005 are as follows:

	Common Stock	Additional Paid-in Capital	Unamortized Value of Restricted Stock	Accumulated Other Comprehensive Loss	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity	Comprehensive Loss
December 31, 2004	$733,509	$457,880,663	$(680,459)	$(482,391)	$(355,338,496)	$102,112,826
Net loss					(23,422,590)	(23,422,590)	$(23,422,590)
Change in unrealized loss on marketable securities				156,958		156,958	156,958

Total comprehensive loss							$(23,265,632)

Stock based compensation	2,526	1,551,358				1,553,884
Stock option exercises	572	362,340				362,912
Employee stock purchase plan	371	192,712				193,084
Amortization of restricted stock, net of forfeitures	(870)	(320,915)	573,003			251,218

June 30, 2005	$736,109	$459,666,158	$(107,456)	$(325,433)	$(378,761,086)	$81,208,292

Common stock issued during the three months ended June 30, 2005 consisted of 108,954 shares related to stock based compensation, 25,433 shares related to stock option exercises, 37,178 shares issued under the Employee Stock Purchase Plan, and a forfeiture of 16,904 forfeited unvested shares of restricted stock.

Plug Power Inc.

Notes To Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

7. Commitments and Contingencies

Shareholder Class Action Lawsuit: As previously disclosed, the Company and certain of its officers and directors were defendants in a shareholder class action lawsuit filed in the federal district court for the Eastern District of New York entitled Plug Power Inc. Securities Litigation, CV-00-5553(ERK)(RML). On December 29, 2004, the plaintiffs and the defendants entered into a Stipulation and Agreement of Settlement to settle all remaining claims in the litigation, subject to final approval by the Court. The $5 million cash settlement requires no payment by the Company or the individual defendants and will be fully funded by directors and officers insurance. On April 29, 2005, the Court entered an Order and Final Judgment approving the settlement and dismissing the complaint with prejudice.

8. Supplemental Disclosures of Cash Flows Information

The following represents required supplemental disclosures of cash flows information and non-cash financing and investing activities which occurred during the six months ended June 30, 2005 and 2004:

	June 30, 2005	June 30, 2004
Cash paid for interest	$56,455	$38,895
Property plant and equipment financed under capital lease obligation	—	129,900

P R O S P E C T U S

PLUG POWER INC.

$100,000,000

Preferred Stock

Common Stock

This prospectus provides you with a general description of the preferred stock and common stock that Plug Power Inc. may offer and sell from time to time. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the securities subject to that sale and may add to or update the information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities.

Our common stock is traded on the Nasdaq National Market under the symbol “PLUG.” The mailing address and telephone number of our principal executive office are 968 Albany-Shaker Road, Latham, New York 12110 and (518) 782-7700.

Investing in our securities involves various risks. Beginning on page 3, we have discussed several “ Risk Factors” that you should consider before investing in our securities.

The date of this prospectus is August 2, 2004

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (which we refer to as the SEC) utilizing a shelf registration process prospectus.

You should rely only on the information incorporated by reference into or contained in this prospectus or any prospectus supplement document.

As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or at the SEC’s offices described below under the heading “Where You Can Find Additional Information.”

Unless the context otherwise requires, all references to “we,” “us,” “our,” “our Company,” “Plug Power,” or similar expressions in this prospectus refer collectively to Plug Power Inc., a Delaware corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (which we refer to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act). For this purpose, any statements contained or incorporated by reference herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “seeks,” “will,” “may,” “should,” “would,” “projects,” “predicts,” “continues” and similar expressions or the negative of these terms are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot assure the future results or outcome of the matters described in any of these statements; rather, these statements are based on current expectations and are subject to risks, uncertainties and changes in condition, significance, value and effect, including those discussed in the section entitled “Risk Factors” beginning on page 3 of this prospectus and in reports filed by Plug Power with the SEC, specifically forms 10-K and 10-Q, incorporated by reference into this prospectus. Such risks, uncertainties and changes in condition, significance, value and effect could cause Plug Power’s actual results to differ materially from those anticipated events.

Readers should not place undue reliance on the forward-looking statements contained in this prospectus because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. We caution you that these forward-looking statements speak only as of the date on which the statements were made and are not guarantees of future performance. We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the SEC.

RISK FACTORS

You should carefully consider the following risks before investing in our securities. You should also refer to and consider all of the information included in or incorporated by reference into this prospectus, including the consolidated financial statements and related notes and the risks discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. This section includes or refers to forward-looking statements. You should refer to the explanation of the qualifications and limitations on forward-looking statements discussed on page 2.

We may never complete the research and development of commercially viable on-site energy products.

We are a development stage company. We do not know when or whether we will successfully complete research and development of commercially viable on-site energy products. If we are unable to develop commercially viable on-site energy products, we will not be able to generate sufficient revenue to become profitable. The commercialization of our products depends on our ability to reduce the costs of our components and subsystems and we cannot assure you that we will be able to sufficiently reduce these costs. In addition, the commercialization of our products requires achievement and verification of their overall reliability, efficiency and safety targets and we cannot assure you that we will be able to develop, acquire or license the technology necessary to achieve these targets. Although we have sold a limited number of our initial products, we must complete substantial additional research and development before we will be able to manufacture a commercially viable product in commercial quantities. In addition, while we are conducting tests to predict the overall life of our products, we may not have run our products over their projected useful life prior to large-scale commercialization. As a result, we cannot be sure that our products will last as long as predicted, resulting in possible warranty claims and commercial failures.

We have incurred losses and anticipate continued losses for at least the next several years.

As of March 31, 2004, we had an accumulated deficit of $320.6 million. We have not achieved profitability in any quarter since our formation and expect to continue to incur net losses until we can produce sufficient revenue to cover our costs, which is not expected to occur for at least the next several years. We anticipate that we will continue to incur losses until we can produce and sell our products on a large-scale and cost-effective basis. However, we cannot predict when we will operate profitably, if ever. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

We have only been in business for a short time, and your basis for evaluating Plug Power is limited.

We were formed in June 1997 to further the research and development of stationary fuel cell systems. While we delivered our initial product in the third quarter of 2001, we do not expect to be profitable for at least the next several years. Accordingly, there is only a limited basis upon which you can evaluate our business and prospects. Before investing in our securities, you should consider the challenges, expenses and difficulties that we will face as a development stage company seeking to develop and manufacture new products.

A viable market for our products may never develop or may take longer to develop than we anticipate.

Our on-site energy products represent an emerging market, and we do not know the extent to which our targeted distributors and resellers will want to purchase them and whether end-users will want to use them. If a viable market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop our products and may be unable to achieve profitability. The development of a viable market for our products may be impacted by many factors which are out of our control, including:

•	the cost competitiveness of our products;

•	the future costs of natural gas, propane and other fuels expected to be used by our products;

•	consumer reluctance to try a new product;

•	consumer perceptions of our products’ safety;

•	regulatory requirements;

•	barriers to entry created by existing energy providers; and

•	the emergence of newer, more competitive technologies and products.

We have no experience manufacturing our products on a large-scale commercial basis and may be unable to do so.

To date, we have focused primarily on research, development and low volume manufacturing and have no experience manufacturing our products on a large-scale commercial basis. In 2000, we completed construction of our 50,000 square foot manufacturing facility, and have continued to develop our manufacturing capabilities and processes. We do not know whether or when we will be able to develop efficient, low-cost manufacturing capabilities and processes that will enable us to manufacture our products in commercial quantities while meeting the quality, price, engineering, design and production standards required to successfully market our products. Our failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business, financial condition, results of operations and prospects. Even if we are successful in developing our manufacturing capabilities and processes, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our distributors or customers.

We have not fully developed and produced certain products that we have agreed to sell to GE Fuel Cell Systems.

Our distribution agreement with GE Fuel Cell Systems (GEFCS) has been amended on five occasions. In October 2003, we amended our distribution agreement to provide for the ability to sell directly or negotiate nonexclusive distribution rights to third parties for our GenCore backup power product line, and our GenSite hydrogen generation product line. In exchange, starting in the fourth quarter of 2004 for GenCore and in the fourth quarter of 2005 for GenSite, we have agreed to pay a 5% commission, based on sales price, to GEFCS. The distribution agreement expires on December 31, 2014.

We have not developed certain products that meet all specifications required by the multi-generation product plan. There can be no assurance that we will complete development of products meeting specifications required by GE Fuel Cell Systems and deliver them on schedule. Pursuant to the distribution agreement, GE Fuel Cell Systems has the right to provide notice to us if, in its good faith judgment, we have materially deviated from the multi-generation product plan. Should GE Fuel Cell Systems provide such notice, and we cannot mutually agree to a modification to the multi-generation product plan, then GE Fuel Cell Systems has the right to terminate the distribution agreement for cause, subject to our rights to cure. In addition, GE Fuel Cell Systems has the right to terminate the distribution agreement for cause if we fail to provide GE Fuel Cell Systems with products that, in GE Fuel Cell Systems’ reasonable judgment, are materially competitive with alternative proton exchange membrane fuel cell-powered generator sets, subject to our rights to cure.

GE Energy, the operating business of General Electric Company which controls GE Fuel Cell Systems through GE MicroGen, Inc., has agreed not to sell or distribute proton exchange membrane fuel cell systems and related components manufactured by parties other than us through any entity other than GE Fuel Cell Systems. GE Energy is not, however, prohibited from developing non-proton exchange membrane fuel cell systems and other distributed energy systems and products that would compete directly or indirectly against our proton exchange membrane fuel cell systems or other products we may manufacture. GE Energy is not required to provide us with any information concerning the developments of such products, or plans or intentions to manufacture such products by GE Energy. The development of different energy product solutions by GE Energy could harm the marketability of our technology by providing potential customers with an alternative to our products.

Delays in our product development would have a material impact on our commercialization schedule.

If we experience delays in meeting our development goals or if our products exhibit technical defects or if we are unable to meet cost or performance goals, including power output, useful life and reliability, our commercialization schedule will be delayed. In this event, potential purchasers of our products may choose alternative technologies and any delays could allow potential competitors to gain market advantages. We cannot assure you that we will successfully meet our commercialization schedule in the future.

We may need to secure additional funding to complete our product development and commercialization plans and we may be unable to raise additional capital.

Our cash requirements depend on numerous factors, including completion of our product development activities, ability to commercialize our products and market acceptance of our products. We expect to devote substantial capital resources to continue development programs, establish a manufacturing infrastructure and develop manufacturing processes. We may need to raise additional funds to achieve commercialization of our products. However, we do not know whether we will be able to secure additional funding, or funding on acceptable terms, to pursue our commercialization plans. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current stockholders will be reduced. If adequate funds are not available to satisfy either short-term or long-term capital requirements, we may be required to limit operations in a manner inconsistent with our development and commercialization plans, which could affect operations in future periods.

We may be unable to establish relationships with third parties for certain aspects of product development, manufacturing, distribution and servicing and the supply of key components for our products.

We will need to enter into additional strategic relationships in order to complete our current product development and commercialization plans. We will also require partners to assist in the distribution, servicing and supply of components for our anticipated back-up power and on-site hydrogen generation products, both of which are in development. If we are unable to identify or enter into satisfactory agreements with potential partners, including those relating to the distribution of and service and support for our anticipated back-up power and on-site hydrogen generation products, we may not be able to complete our product development and commercialization plans on schedule or at all. We may also need to scale back these plans in the absence of needed partners, which would adversely affect our future prospects. In addition, any arrangement with a strategic partner may require us to issue a material amount of equity securities to the partner, provide the partner with representation on our board of directors and/or commit significant financial resources to fund our product development efforts in exchange for their assistance or the contribution to us of intellectual property. Any such issuance of equity securities would reduce the percentage ownership of our then current stockholders. While we have entered into relationships with suppliers of some key components for our products, we do not know when or whether we will secure supply relationships for all required components and subsystems for our products, or whether such relationships will be on terms that will allow us to achieve our objectives. Our business, prospects, results of operations and financial condition could be harmed if we fail to secure relationships with entities which can develop or supply the required components for our products and provide the required distribution and servicing support. Additionally, the agreements governing our current relationships allow for termination by our partners under certain circumstances.

We will rely on our partners to develop and provide components for our products.

A supplier’s failure to develop and supply components in a timely manner or at all, or to develop or supply components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources of these components on a timely basis or on terms acceptable to us, could harm our ability to manufacture our products. In addition, to the extent that our supply partners use technology or manufacturing processes that are proprietary, we may be unable to obtain comparable components from alternative sources.

We face intense competition and may be unable to compete successfully.

The markets for on-site energy products are intensely competitive. There are a number of companies located in the United States, Canada and abroad that are developing proton exchange membrane and other fuel cell technologies and energy products that compete with our products. Some of our competitors in the fuel cell sector are much larger than we are and may have the manufacturing, marketing and sales capabilities to complete research, development and commercialization of commercially viable fuel cell products more quickly and effectively than we can.

In addition, there are many companies engaged in all areas of traditional and alternative energy generation in the United States, Canada and abroad, including, among others, major electric, oil, chemical, natural gas, batteries, generators and specialized electronics firms, as well as universities, research institutions and foreign government-sponsored companies. These firms are engaged in forms of power generation such as solar and wind power, reciprocating engines and microturbines, as well as traditional grid-supplied electric power. Many of these entities have substantially greater financial, research and development, manufacturing and marketing resources than we do.

We must lower the cost of our products and demonstrate their reliability.

Our initial fuel cell systems currently cost significantly more than many established competing technologies. If we are unable to develop products that are competitive with competing technologies in terms of price, reliability and longevity, consumers will be unlikely to buy our products. The price of our products depends largely on material and manufacturing costs. We cannot guarantee that we will be able to lower these costs to the level where we will be able to produce a competitive product or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity.

Failure of our field tests could negatively impact demand for our products.

We are currently field-testing a number of our products and we plan to conduct additional field tests in the future. We may encounter problems and delays during these field tests for a number of reasons, including the failure of our technology or the technology of third parties, as well as our failure to maintain and service our products properly. Many of these potential problems and delays are beyond our control. Any problem or perceived problem with our field tests could materially harm our reputation and impair market acceptance of, and demand for, our products.

Further regulatory changes and electric utility industry restructuring may affect demand for our products.

The market for electric power generation products is heavily influenced by federal and state governmental regulations and policies concerning the electric utility industry. A change in the current regulatory policies could deter further investment in the research and development of alternative energy sources, including fuel cells, and could result in a significant reduction in the demand for our products. We cannot predict how deregulation or restructuring of the industry will affect the market for our products.

Our business may become subject to future government regulation, which may impact our ability to market our products.

Our products will be subject to federal, local, and foreign laws and regulations, including, for example, state and local ordinances relating to building codes, public safety, electrical and gas pipeline connections and related matters. Further, as products are introduced into the market commercially, governments may impose new regulations. We do not know the extent to which any such regulations may impact our ability to distribute, install and service our products. Any regulation of our products, whether at the federal, state, local or foreign level, including any regulations relating to installation and servicing of our products, may increase our costs and the price of our products.

Utility companies could place barriers on our entry into the marketplace where customers depend on traditional grid supplied energy.

Utility companies often charge fees to industrial companies for disconnecting from the grid, for using less electricity or for having the capacity to use power from the grid for back-up purposes, and may charge similar fees to residential customers in the future. The imposition of such fees could increase the cost to grid-connected customers of using our products and could make our products less desirable, thereby harming our revenue and profitability.

Alternatives to our technology or improvements to traditional energy technologies could make our products less attractive or render them obsolete.

Our products are among a number of alternative energy products being developed. A significant amount of public and private funding is currently directed toward development of microturbines, solar power, wind power and other types of fuel cell technologies. Improvements are also being made to the existing electric transmission system. Technological advances in alternative energy products, improvements in the electric power grid or other fuel cell technologies may make our products less attractive or render them obsolete.

The hydrocarbon fuels and other raw materials on which our products rely may not be readily available or available on a cost-effective basis.

Our products depend largely on the availability of natural gas and liquid propane. If these fuels are not readily available, or if their prices are such that energy produced by our products costs more than energy provided by other sources, our products could be less attractive to potential users.

In addition, platinum is a key material in our proton exchange membrane fuel cells. Platinum is a scarce natural resource and we are dependent upon a sufficient supply of this commodity. Any shortages could adversely affect our ability to produce commercially viable fuel cell systems and significantly raise our cost of producing our fuel cell systems.

Our products use flammable fuels that are inherently dangerous substances.

Our fuel cell systems use natural gas and liquid propane in catalytic reactions, which produce less heat than a typical gas furnace. While our products do not use this fuel in a combustion process, natural gas and liquid propane are flammable fuels that could leak in a home or office and combust if ignited by another source. Further, while we are not aware of any accidents involving our products, any such accidents involving our products or other products using similar flammable fuels could materially suppress demand for, or heighten regulatory scrutiny of, our products.

Product liability or defects could negatively impact our results of operations.

Any liability for damages resulting from malfunctions or design defects could be substantial and could materially adversely affect our business, financial condition, results of operations and prospects. In addition, a well-publicized actual or perceived problem could adversely affect the market’s perception of our products resulting in a decline in demand for our products and could divert the attention of our management, which may materially and adversely affect our business, financial condition, results of operations and prospects.

Future acquisitions may disrupt our business, distract our management and reduce the percentage ownership of our stockholders.

As part of our business strategy we may engage in acquisitions that we believe will provide us with complementary technologies, products, channels, expertise and/or other valuable assets. However, we may not be able to identify suitable acquisition candidates. If we do identify suitable candidates, we may not be able to acquire them on commercially acceptable terms or at all. If we acquire another company, we may not be able to successfully integrate the acquired business into our existing business in a timely and non-disruptive manner. We may have to devote a significant amount of time and management and financial resources to do so. Even with this investment of management and financial resources, an acquisition may not produce the desired revenues, earnings or business synergies. In addition, an acquisition may reduce the percentage ownership of our then current stockholders. If we fail to integrate the acquired business effectively or if key employees of that business leave, the anticipated benefits of the acquisition would be jeopardized. The time, capital and management and other resources spent on an acquisition that fails to meet our expectations could cause our business and financial condition to be materially and adversely affected. In addition, from an accounting perspective, acquisitions can involve non-recurring charges and amortization of significant amounts of intangible assets that could adversely affect our results of operations.

We may not be able to protect important intellectual property and we could incur substantial costs defending against claims that our products infringe on the proprietary rights of others.

Proton exchange membrane fuel cell technology was first developed in the 1950s, and fuel processing technology has been practiced on a large scale in the petrochemical industry for decades. Accordingly, we do not believe that we can establish a significant proprietary position in the fundamental component technologies in these areas. However, our ability to compete effectively will depend, in part, on our ability to protect our proprietary system-level technologies, systems designs and manufacturing processes. We rely on patents, trademarks, and other policies and procedures related to confidentiality to protect our intellectual property. However, some of our intellectual property is not covered by any patent or patent application. Moreover, we do not know whether any of our pending patent applications will issue or, in the case of patents issued or to be issued, that the claims allowed are or will be sufficiently broad to protect our technology or processes. Even if all of our patent applications are issued and are sufficiently broad, our patents may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so. Moreover, patent applications filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the United States, and any resulting foreign patents may be difficult and expensive to enforce. In addition, we do not know whether the U.S. Patent & Trademark Office will grant federal registrations based on our pending trademark applications. Even if federal registrations are granted to us, our trademark rights may be challenged. It is also possible that our competitors or others will adopt trademarks similar to ours, thus impeding our ability to build brand identity and possibly leading to customer confusion. We could incur substantial costs in prosecuting or defending trademark infringement suits.

Further, our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours. If we are found to be infringing third party patents, we could be required to pay substantial royalties and/or damages, and we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all. Failure to obtain needed licenses could delay or prevent the development, manufacture or sale of our products, and could necessitate the expenditure of significant resources to develop or acquire non-infringing intellectual property.

Asserting, defending and maintaining our intellectual property rights could be difficult and costly and failure to do so may diminish our ability to compete effectively and may harm our operating results. We may need to pursue lawsuits or legal action in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine priority of rights to the trademark. Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with ours. We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology. Litigation and interference proceedings, even if they are successful, are expensive to pursue and time consuming, and we could use a substantial amount of our financial resources in either case.

We rely, in part, on contractual provisions to protect our trade secrets and proprietary knowledge.

Confidentiality agreements to which we are party may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also be known without breach of such agreements or may be independently developed by competitors. Our inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have.

We may have difficulty managing change in our operations.

We continue to undergo rapid change in the scope and breadth of our operations as we advance the development of our products. Such rapid change is likely to place a significant strain on our senior management team and other resources. We will be required to make significant investments in our engineering, logistics, financial and management information systems and to motivate and effectively manage our employees. Our business, prospects, results of operations and financial condition could be harmed if we encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid change.

We face risks associated with our plans to market, distribute and service our products internationally.

We intend to market, distribute and service our products internationally. We have limited experience developing and no experience manufacturing our products to comply with the commercial and legal requirements of international markets. Our success in international markets will depend, in part, on our ability and that of our partners to secure relationships with foreign sub-distributors, and our ability to manufacture products that meet foreign regulatory and commercial requirements. Additionally, our planned international operations are subject to other inherent risks, including potential difficulties in enforcing contractual obligations and intellectual property rights in foreign countries and fluctuations in currency exchange rates.

Our government contracts could restrict our ability to effectively commercialize our technology.

Some of our technology has been developed under government funding by the United States and by other countries. The United States government has a non-exclusive, royalty-free, irrevocable world-wide license to practice or have practiced any of our technology developed under contracts funded by the government. In some cases, government agencies in the United States can require us to obtain or produce components for our systems from sources located in the United States rather than foreign countries. Our contracts with government agencies are also subject to the risk of termination at the convenience of the contracting agency, potential disclosure of our confidential information to third parties and the exercise of “march-in” rights by the government. March-in rights refer to the right of the United States government or government agency to license to others any technology developed under contracts funded by the government if the contractor fails to continue to develop the technology. The implementation of restrictions on our sourcing of components or the exercise of march-in rights could harm our business, prospects, results of operations and financial condition. In addition, under the Freedom of Information Act, any documents that we have submitted to the government or to a contractor under a government funding arrangement are subject to public disclosure that could compromise our intellectual property rights unless such documents are exempted as trade secrets or as confidential information and treated accordingly by such government agencies.

Our future plans could be harmed if we are unable to attract or retain key personnel.

We have attracted a highly skilled management team and specialized workforce, including scientists, engineers, researchers and manufacturing and marketing professionals. Our future success will depend, in part, on our ability to attract and retain qualified management and technical personnel. We do not know whether we will be successful in hiring or retaining qualified personnel. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could materially and adversely affect our development and commercialization plans and, therefore, our business, prospects, results of operations and financial condition.

GE MicroGen and DTE Energy have representatives on our board of directors.

Under our agreement with GE MicroGen we are required to use our best efforts to cause one individual nominated by GE Energy, an operating business of General Electric Company, to be elected to our board of directors for as long as our distribution agreement with GE Fuel Cell Systems remains in effect. Currently, Richard R. Stewart serves on our board of directors as GE Energy’s nominee. In addition, a current employee of DTE Energy, Anthony F. Earley, Jr., and a former employee of DTE Energy, Larry G. Garberding, currently serve on our board of directors. Both GE Fuel Cell Systems and DTE Energy have entered into distribution agreements with us.

We are subject to a securities class action litigation.

In September 2000, a shareholder class action complaint was filed in the federal district court for the Eastern District of New York alleging that we and various of our officers and directors violated certain federal securities laws by failing to disclose certain information concerning our products and future prospects.

The action was brought on behalf of a class of purchasers of our stock who purchased the stock between February 14, 2000 and August 2, 2000. Subsequently, fourteen additional complaints with similar allegations and class periods were filed. By order dated October 30, 2000, the court consolidated the complaints into one action, entitled Plug Power Inc. Securities Litigation, CV-00-5553(ERK)(RML). By order dated January 25, 2001, the Court appointed lead plaintiffs and lead plaintiffs’ counsel. Subsequently, the plaintiffs served a consolidated amended complaint. The consolidated amended complaint extends the class period to begin on October 29, 1999 and alleges claims under the Securities Act and the Exchange Act, and Rule 10b-5 promulgated under the Exchange Act. Subsequently, plaintiffs withdrew their claims under the Securities Act. Plaintiffs allege that the defendants made misleading statements and omissions regarding the state of development of our technology in a registration statement issued in connection with our initial public offering (IPO) and in subsequent press releases. We served our motion to dismiss the claims in May 2001. By order dated January 21, 2003, the Court dismissed all claims relating to pre-IPO press releases, the IPO prospectus and all but three post-IPO press releases. The Court ruled that the three remaining press releases raised questions of fact that could not be resolved on a motion to dismiss. The Court also denied the motion to dismiss the claims against the individual defendants at this time.

In May 2004 the Company reached an agreement in principle to settle the litigation. Pursuant to the settlement, Company’s primary insurance carrier will fund the settlement. The settlement is subject to negotiation of a final agreement by the parties and approval by the court. The settlement is not anticipated to have any material impact on the Company’s financial condition.

Provisions in our charter documents and Delaware law may prevent or delay an acquisition of us, which could decrease the value of our securities.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. These provisions include those that:

•	authorize the issuance of up to 5,000,000 shares of preferred stock in one or more series without a stockholder vote;

•	limit stockholders’ ability to call special meetings;

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and

•	provide for staggered terms for our directors.

In addition, in certain circumstances, Delaware law also imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

Our stock price has been and could remain volatile.

The market price of our common stock has historically experienced and may continue to experience significant volatility. Since our initial public offering in October 1999, the market price of our common stock has fluctuated from a high of $156.50 per share in the first quarter of 2000 to a low of $3.39 per share in the fourth quarter of 2002. Our progress in developing and commercializing our products, our quarterly operating results, announcements of new products by us or our competitors, our perceived prospects, changes in securities’ analysts’ recommendations or earnings’ estimates, changes in general conditions in the economy or the financial markets, adverse events related to our strategic relationships, significant sales of our common stock by existing stockholders including one or more of our strategic partners and other developments affecting us or our competitors could cause the market price of our common stock to fluctuate substantially. In addition, in recent years, the stock market, and in particular the market for technology-related stocks, has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, we may be subject to additional securities class action litigation as a result of volatility in the price of our common stock, which could result in substantial costs and diversion of management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

Our failure to comply with Nasdaq’s listing standards could result in the delisting of our common stock by Nasdaq from the Nasdaq National Market and severely limit the ability to sell our common stock.

Our common stock is currently traded on the Nasdaq National Market. Under Nasdaq’s listing maintenance standards, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days, Nasdaq will notify us that we may be delisted from the Nasdaq National Market. If the closing bid price of our common stock does not thereafter regain compliance for a minimum of 10 consecutive trading days during the 90 days following notification by Nasdaq, Nasdaq may delist our common stock from trading on the Nasdaq National Market. There can be no assurance that our common stock will remain eligible for trading on the Nasdaq National Market. In addition, if our common stock is delisted, our stockholders would not be able to sell our common stock on the Nasdaq National Market, and their ability to sell any of our common stock would be severely, if not completely, limited.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

Three Months Ended March 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999
—	—	—	—	—	—

For the purposes of computing the ratio of earnings to fixed charges, earnings consist of pretax income(loss) from continuing operations plus fixed charges. Fixed charges consist of interest expense and an estimated portion of rentals representing interest costs. For the three months ended March 31, 2004 and for the years ended December 31, 2003, 2002, 2001, 2000, and 1999, our earnings were insufficient to cover our fixed charges by approximately $11,486,300, $51,138,900, $45,209,100, $69,831,200, $83,914,700, and $31,997,600, respectively.

For the periods indicated above and as of the date of this prospectus, we have had no preference equity securities outstanding. Accordingly, a ratio of earnings to fixed charges is being presented in lieu of a ratio of earnings to combined fixed charges and preferred stock dividends.

HOW WE INTEND TO USE THE PROCEEDS

Unless we provide otherwise in a supplement to this prospectus, we intend to use the net proceeds from the sale of the securities under this prospectus for one or more of the following:

•	working capital;

•	funds for operations;

•	capital expenditures;

•	research and product development;

•	manufacturing and market development;

•	potential future acquisitions; and

•	other general corporate purposes.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock summarizes the material terms and provisions of these types of securities. We will describe the specific terms of any class or series of common stock or preferred stock that we issue in the applicable prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation and bylaws, which have been filed with the SEC, before you purchase these securities. The terms of these securities may also be affected by Delaware law. Accordingly, you should read the applicable provisions of the Delaware law before you purchase these securities.

Authorized Capital Stock

Pursuant to our certificate of incorporation, we are authorized to issue up to 245,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of undesignated preferred stock issuable in one or more series, par value $0.01 per share.

Common Stock

As of the close of business on July 14, 2004, 73,141,633 shares of our common stock were issued and outstanding. Our shares of common stock are listed on the Nasdaq National Market under the trading symbol “PLUG.”

Voting Rights

The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Except as may be required by law, and other than certain amendments to our certificate of incorporation which require the affirmative approval of 80% of the outstanding shares of each class of stockholders entitled to vote on the matter and amendments to our bylaws not recommended by our directors which require the affirmative approval of 2/3 of the shares present in person or represented by proxy and entitled to be cast at a meeting of stockholders at which a quorum is present, voting together as a single class (as described below), all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the shares present in person or represented by proxy and entitled to be cast at a meeting of stockholders at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

Dividends

Holders of common stock will share ratably in any dividends declared by our board of directors, subject to any preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

Other Rights

On liquidation, dissolution or winding up of Plug Power, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock, subject to any preferential rights of any preferred stock then outstanding. No shares of common stock are subject to redemption or have preemptive or other rights to subscribe for, purchase or receive any additional shares of common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

Preferred Stock

Our certificate of incorporation provides that shares of preferred stock (also known as “blank check preferred”) may be issued from time to time in one or more series by our board of directors without stockholder approval (subject to applicable stock exchange rules). As of the date of this prospectus, no shares of preferred stock are issued and outstanding. Our board of directors, without further approval of our stockholders, is authorized to fix the voting rights, if any, designations, powers, rights, preferences, qualifications, limitations and restrictions applicable to the shares of each series of preferred stock, subject to applicable law.

Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could adversely affect the voting power or other rights of the holders of shares of common stock and/or have the effect of discouraging a takeover or other transactions that holders of shares of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of such shares of common stock.

A prospectus supplement relating to our preferred stock to be issued pursuant to this prospectus will specify the terms of the preferred stock, including, if applicable, the following:

•	the title of the series and stated value;

•	the number of shares of the series of preferred stock offered, the liquidation preference per share, if applicable, and the offering price;

•	the applicable dividend rate(s) or amount(s), period(s) and payment date(s) or method(s) of calculation thereof;

•	the date from which dividends on the preferred stock shall accumulate, if applicable;

•	any procedures for auction and remarketing;

•	any provisions for a sinking fund;

•	any applicable provision for redemption and the price or prices, terms and conditions on which preferred stock may be redeemed;

•	any securities exchange listing;

•	any voting rights and powers;

•	whether interests in the preferred stock will be represented by depository shares;

•	the terms and conditions, if applicable, of conversion into common stock, including the conversion price or rate or manner of calculation thereof;

•	a discussion of applicable U.S. federal income tax considerations;

•	the relative ranking and preference as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs;

•	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of such series of preferred stock.

Provisions of our Certificate of Incorporation and Bylaws and of Delaware law which may have anti-takeover effects

A number of provisions of our certificate of incorporation and bylaws and certain provisions of Delaware law may be deemed to have anti-takeover effects and may discourage takeover attempts not first approved by our board of directors, including takeovers which stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our securities, which may result from actual or rumored takeover attempts, may be inhibited. These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if favorable to the interests of stockholders, and could depress the market price of our securities. Our board of directors believes that these provisions are appropriate to protect the interests of Plug Power and our stockholders. Our board of directors has no present plans to adopt any further measures or devices which may be deemed to have an “anti-takeover effect.”

No Stockholder Action by Written Consent

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at any annual or special meeting of stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders.

Meetings of Stockholders

Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by our Chairman, if any, our President, our Chief Executive Officer or our board of directors unless otherwise required by law. Our bylaws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law. In addition, our bylaws include advance notice and information requirements and time limitations on any director nomination or any new proposal which a stockholder desires to make at an annual meeting of stockholders.

Director Vacancies and Removal

Our certificate of incorporation and bylaws provide that, subject to the rights, if any, of any series of preferred stock to elect directors and fill vacancies, vacancies in our board of directors may be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum of the board of directors. Our certificate of incorporation provides that, subject to the rights, if any, of any series of preferred stock to elect and remove directors, directors may be removed from office only with cause and only by the affirmative vote of holders of at least two-thirds of the shares then entitled to vote at an election of directors.

Ability to Adopt Stockholder Rights Plan

Our board of directors may in the future resolve to issue shares of preferred stock or rights to acquire such shares in order to implement a stockholder rights plan. A stockholder rights plan typically creates voting or other impediments to discourage persons seeking to gain control of us by means of a merger, tender offer, proxy contest or otherwise if our board of directors determines that such change in control is not in the best interests of the Company and our stockholders. Our board of directors has no present intention of adopting a stockholder rights plan and is not aware of any attempt to effect a change in control.

Amendment of our Certificate of Incorporation

Any amendment to our certificate of incorporation must first be approved by a majority of our board of directors and, except as otherwise provided by law, thereafter approved by a majority of the outstanding shares entitled to vote with respect to such amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that any amendment to the provisions relating to stockholder action, directors, limitation of liability and the amendment of our certificate of incorporation must be approved by a super-majority of the outstanding shares entitled to vote with respect to such amendment.

Amendment of our Bylaws

Our certificate of incorporation and bylaws provide that our bylaws may be amended or repealed by our board of directors or by the stockholders. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of at least two-thirds of the shares present in person or represented by proxy at an annual meeting of stockholders or a special meeting called for such purpose unless our board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Classification of our Board of Directors

Our board of directors is divided into three classes, each of which consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. There are currently nine directors serving on the board. Each class of directors serves a three-year term. At each annual meeting of our stockholders, successors to the class of directors whose term expires at the annual meeting are elected for three-year terms. The classification of directors could have the effect of making it more difficult for stockholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of our board of directors.

Blank Check Preferred Stock

Our certificate of incorporation authorizes blank check preferred stock. Our board of directors, without further approval of our stockholders, is authorized to fix the voting rights, if any, designations, powers, rights, preferences, qualifications, limitations and restrictions applicable to the shares of each series of preferred stock, subject to applicable law, and can issue such stock in either a private or public transaction. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payment upon liquidation and could have the effect of delaying, deferring or preventing a change in control of our company.

Statutory Business Combination Provision

We are subject to Section 203 of the Delaware General Corporation Law which prohibits a publicly-held Delaware corporation from consummating a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years after the date such person became an “interested stockholder” unless:

•	before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•

upon the closing of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

•	following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period and, accordingly, may discourage attempts to acquire us. A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither our certificate of incorporation nor our bylaws contains any such exclusion.

HOW WE PLAN TO SELL THE SECURITIES

We may sell the securities, from time to time, in any one or more of the following ways:

•	directly to investors;

•	to investors through agents;

•	to dealers;

•	through one or more underwriters; and

•	in any combination of these methods of sale.

Each time we sell securities, we will describe the method of distribution of the securities in the prospectus supplement relating to such transaction.

We may make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

If underwriters are utilized in the sale of the securities, the underwriters may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of the sale. Any underwritten offering may be on a best efforts or a firm commitment basis. In an underwritten offering on a firm commitment basis, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more of the transactions described above. We may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriters are utilized in the sale of the securities, unless otherwise stated in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent and that the underwriters with respect to a sale of the securities will be obligated to purchase all of the securities offered if any are purchased.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against some liabilities, including liabilities under the Securities Act, or contribution from us to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with us or perform services for us from time to time in the ordinary course of business.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; and

•	at negotiated prices.

Any of the prices may represent a discount from the then prevailing market prices.

In the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify, where applicable:

•	any such underwriter or agent;

•	the public offering price of the securities, proceeds to the Company and any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate to all underwriters and agents;

•	the amounts underwritten and any over allotment options under which underwriters may purchase additional securities from us; and

•	the nature of the underwriter’s obligation with respect to the securities.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the common stock which is listed on the Nasdaq National Market. Any common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market, subject to official notice of issuance. We may elect to list any series of preferred stock on the Nasdaq National Market or an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of preferred stock.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in over allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over allotment involves sales in excess of the offering size which create a short position. Stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. The underwriters may also impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers in respect of securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will bear all costs, expenses and fees in connection with the registration of the securities as well as the expenses of all commissions and discounts, if any, attributable to the sales of the securities by us.

EXPERTS

Our consolidated financial statements as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 appearing in our Form 10-K for the year ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities we are offering will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, we file reports, proxy statements and other information with the SEC. You may read and copy any reports or other information we file at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also request copies of our filings at the prescribed duplication rates by writing to the SEC’s Public Reference Room. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov containing reports, proxy statements and other information regarding registrants, including Plug Power, that are filed electronically with the SEC. In addition, reports, proxy statements and other information concerning Plug Power may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to incorporate by reference into this prospectus and any prospectus supplement information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus and any prospectus supplement. The information incorporated by reference is an important part of this prospectus and any prospectus supplement, and information that we later file with the SEC will automatically update and supersede the information in this prospectus, any prospectus supplement and the documents listed below.

The following documents previously filed by us with the SEC are incorporated by reference into, and made a part of, this prospectus and any prospectus supplement as of their respective dates:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	the Company’s Proxy Statement filed on April 5, 2004 for our Annual Meeting of Stockholders held on May 20, 2004;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

•	the Company’s Current Report on Form 8-K filed on May 21, 2004; and

•	the description of our common stock contained in the Company’s registration statement on Form 8-A filed on November 1, 1999, and any amendments or reports filed for the purpose of updating such description.

All future filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the sale of all the securities offered pursuant to this prospectus shall be deemed to be incorporated by reference into this prospectus and any prospectus supplement and shall be a part of this prospectus and any prospectus supplement from the date of filing of such document.

You may request a copy of any or all of the documents that have been incorporated by reference into this prospectus and any prospectus supplement (not including exhibits to such documents unless those exhibits are specifically incorporated by reference into this prospectus and any prospectus supplement), at no cost, by writing us at the following address or telephoning us at the following number:

Plug Power Inc.
968 Albany-Shaker Road
Latham, New York 12110
Attention: David A. Neumann
(518) 782-7700.

11,000,000 Shares

Plug Power Inc.

Common Stock

P R O S P E C T U S   S U P P L E M E N T

                    , 2005

Citigroup

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